AN OFFERING CIRCULAR PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING CIRCULAR FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING CIRCULAR IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

OFFERING CIRCULAR

DATED: April 19, 2019

CHICAGO HOGMOLLIES, INC.

450 Main Street Unit 1715

Park City, UT 84060

(833) 326-3342

www.thecrownleague.com

Up to 95,000 Shares of common stock (the “Shares”), par value $0.0001 per Share, at a price of $60.00 per Share. The minimum investment is $60.00 (one Share).

SEE “SECURITIES BEING

OFFERED” AT PAGE 39

Chicago Hogmollies, Inc. is offering a maximum of 95,000 Shares on a “best efforts” basis without a minimum investment target. Provided that an investor purchases Shares in the amount of the minimum investment (one Share), there is no minimum number of Shares that needs to be sold in order for funds to be released to the company and for this offering to close, which may mean that the company does not receive sufficient funds to cover the cost of this offering. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by us in our sole discretion. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be available to us. Following the offering, the Company will be subject to the reporting requirements pursuant to Rule 257(b).

Subscription amounts will be held in escrow by North Capital Private Securities Corp., our escrow agent, until the applicable closing.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

	Price to Public	Underwriting discount and commissions (1)	Proceeds to issuer
Per share:	$60.00	$3.60	$56.40
Total Maximum:	$5,700,000	$342,000	$5,358,000

(1)	Does not include expenses of the offering, including costs of investor processing, blue sky compliance and the costs of technology to facilitate the offering, which are estimated to be $613,180 if this offering is fully subscribed. The Company has agreed to pay a 1.2% commission on the amount invested by investors not solicited by North Capital Private Securities Corp. (“NCPS”) and a 6% commission on the amount invested by investors solicited by NCPS plus 2% in warrants. The Company has also agreed to pay North Capital Investment Technology Corp. (“NCIT”) a basic licensing and service fee of $500 per month for this offering and the offerings by the other Teams, as defined below. See “Plan of Distribution” for further information and details regarding compensation payable to placement agents in connection with this Offering. See “Plan of Distribution.”

All subscription payments will be placed in an account held by the escrow agent, NCPS, in trust for subscriber’s benefit, pending release to us.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

There is currently no trading market for our Shares.

These are speculative securities. Investing in our Shares involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 6

Sales of these securities will commence within two days of the qualification of this offering.

We are following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Implications of Being an Emerging Growth Company.”

In this Offering Circular, the following terms have the following meanings:

•	“the company,” “us” and “we,” refer to Chicago Hogmollies, Inc.”
•	“CRL” refers to The Crown League, LLC, a Delaware limited liability company.
•	“The Crown League” refers to the fantasy football league being developed and operated by CRL.
•	“CrownThrown” refers to CrownThrown, Inc., a Delaware corporation.
•	“Teams” refers to us and the other corporations representing fantasy football teams in The Crown League.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO OUR MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. WE DO NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This Summary highlights information contained elsewhere and does not contain all the information that you should consider in making your investment decision. Before investing in our Shares, you should carefully read this entire Offering Circular, including our financial statements and related notes. You should consider among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (hereinafter “MD&A”).

The Company

Chicago Hogmollies, Inc. is one of 12 Delaware corporations formed to represent teams (each a “Team” or collectively, “Teams”) in a national fantasy sports football league (“The Crown League”) which is to be operated by The Crown League, LLC, a Delaware limited liability company (“CRL”), the managing member and substantial owner of which is CrownThrown, Inc., a Delaware corporation (“CrownThrown”). CRL intends to launch the first publicly owned, professionally managed, national fantasy sports league. CRL has two classes of membership interests: 49.992% of the membership and voting interests are controlled by the Class A members, all of which are held, in equal amounts, by us and the additional 11 companies that anticipate competing in The Crown League (in other words, each company Team will initially own 4.166% of the interests in CRL), and the remaining 50.008% of membership interests in CRL will be held by the Class B members of CRL, approximately 90% of which is currently held by CrownThrown.

The Offering

We are offering up to 95,000 Shares for $60.00 per share.

The minimum investment is $60.00 (one Share).

Rights and Preferences of the Shares

The holders of Shares will be entitled to receive pro rata dividends, if any, declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding-up, the holders of our Shares are entitled to share ratably in all assets that are legally available for distribution. The holders of Shares issued in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their Shares until the occurrence of events specified in the proxy, which include our initial public offering, an acquisition by another entity, or a liquidation event, none of which may never happen. See “Securities Being Offered.” The voting rights granted via the proxy are not limited and, include, among other things, the right to vote on the election of our directors, amendments to our organizational documents, and major corporate transactions. So long as the holder is an individual, the proxy will survive the death, incompetency and disability of the holder and, so long as the holder is an entity, the proxy will survive the merger or reorganization of the holder or any other entity holding the Shares. The proxy is granted to the person holding the title of President, in his capacity as an officer of the company, and not in his personal capacity, and so would survive his death or removal. The President, in his sole discretion, may assign the voting proxy to any of our future officers. The proxy is set out in Section 5 of the Subscription Agreement which appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•	will not be required to obtain a non-binding advisory vote from our stockholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•	may present only two years of audited financial statements and only two years of related MD&A; and

•	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

RISK FACTORS

Investing in our Shares involves risk. In evaluating the company and an investment in our Shares, careful consideration should be given to the following risk factors, in addition to the other information included in this Offering Circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our Shares. The following is a summary of the risk factors that we currently believe make this offering speculative or substantially risky. We are still subject to all the same risks faced by all companies in our industry, and to which all such companies in the economy are exposed. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Business.

Our success is completely dependent on the success and business plan of The Crown League.

We are dependent on the ability of CRL to develop, market and successfully operate The Crown League. There can be no assurance that The Crown League will develop as currently contemplated or be operated profitably. In addition, we own 4.166% of the membership interests of CRL, and therefore, a portion of our revenue will result from distributions, if any, to the owners of CRL. If CRL is not operated profitably, it would adversely affect the amount of distributions we receive from CRL, and therefore, dividends we are able to distribute to our investors and/or the value of our Shares. In addition, should any further Teams be admitted to CRL, we will have a right to vote on such admission, but any such admission shall result in the issuance of Class A Units, and the dilution of our membership interests and the other Teams’ membership interest in CRL and will not result in the dilution of CrownThrown or any other holders of membership interests that are not Teams in the Crown League. Our business plan and certain information provided herein are based on information provided by CRL and CrownThrown, which we do not control.

Our operations are subject to substantial control by, and are dependent upon, The Crown League.

Our operations will be subject to CRL’s Operating Agreement, included as Exhibit 6.1 to the Offering Statement of which this Offering Circular is a part, and the league constitution included as Exhibit 6.2 to the Offering Statement of which this Offering Circular is a part, and any agreements, exhibits and schedules incorporated or referenced therein (the “League Constitution”). The operation of The Crown League will be subject to rules which will be created and approved by CRL’s management, in its sole discretion (the “League Rules”). Although, through our ownership interest in CRL, pursuant to CRL’s Operating Agreement, and the League Rules, we and the other Teams will have rights to vote on certain matters that affect The Crown League and its operations, including certain amendments to the League Rules and League Constitution, that may be promulgated by CRL, from time to time, we will only have a minority vote.

In addition, CRL’s managing member will appoint a commissioner for The Crown League (the “League Commissioner”) who will be responsible for interpreting the League Constitution and League Rules, adjudicating disputes between the Teams regarding the League Rules and League Constitution, and ensuring and maintaining the integrity of The Crown League. The League Commissioner has not yet been appointed. Therefore, you must rely on the ability of CRL’s managing member to appoint a qualified League Commissioner. You should not purchase our shares unless you are willing to entrust the appointment of our League Commissioner to CRL’s managing member. In addition, there is no guaranty that the League Commissioner will perform to investor expectations.

In addition, if we violate any of the provisions of the League Constitution, the Operating Agreement or the League Rules, we may be subject to monetary penalties, or may lose our right to appoint a Team Governor to the Board of Governors of CRL.

The proceeds from this offering must first be used to repay the Share Acquisition Loan (as described below), including interest, and we shall retain the remainder of the proceeds; however, we will be required to reimburse CRL for any operational expenses it has incurred or will incur on our behalf and may enter into a services agreement with CRL (the “Services Agreement”) to provide certain services to us . We expect the Services Agreement to reflect terms on an arms’ length basis, with services most likely priced at CRL’s cost, plus a reasonable mark-up; however, there can be no assurance with respect to the terms of such Services Agreement until such agreement is negotiated and executed. See Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL, which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

The Crown League is an evolving business model.

CRL’s business model, on which we depend, is one of innovation, including creating a unique manner of operating a fantasy sports league. It is unclear whether The Crown League will be successful. From time to time CRL may modify aspects of its developing business model relating to, among other things, revenue generation, functionality, structure and investor participation in decision making. We cannot offer any assurance that any modifications will be successful or will not result in harm to the business. CRL may be unable to manage growth effectively, which could damage The Crown League’s reputation, and therefore our reputation, limit our growth, and negatively affect our operating results.

The development and operation of The Crown League requires third party technology and intellectual property rights.

The technology platform CRL uses to operate The Crown League is licensed to CRL by CrownThrown, which is a significant owner and managing member of CRL, pursuant to a non-exclusive, royalty free license. CrownThrown currently licenses various components of such platform from third parties. If for any reason, CrownThrown were to fail to comply with its obligations under any applicable license agreement, or were unable to provide or were to fail to provide the technology and intellectual property that CRL requires, or any third party provider fails to deliver on its obligations under any agreement with CRL, CRL would be unable to operate The Crown League, which would have a material adverse effect on us and our operations and financial condition. Further, CrownThrown may fail to contract with desired third parties it deems necessary to launch and operate The Crown League. Any such failure could result in failure to develop and operate The Crown League successfully.

Our success depends on the continuing popularity of NFL Football.

There is no guarantee that football will retain its popularity as a sport or that the NFL will retain its popularity as a league, or that the NFL will retain its current level of media coverage. In recent years, the NFL has been subject to controversies related to player protests, domestic violence and the incidence of chronic traumatic encephalopathy, among other long-term health issues, among former players. A substantial decline in the popularity of the NFL, whether as a result of the foregoing controversies, an increase in the popularity of other professional sports, the emergence of new spectator sports, or any other reason, could impact the participation and broad adoption of The Crown League by individual fans and investors and adversely affect The Crown League and therefore the future value of our Shares and the dividends payable thereon.

NFL strikes and future NFL rule changes could affect the value of our Shares or the dividends payable thereon.

The value of our Shares and dividends payable thereon could be negatively affected by an NFL work stoppage. In 1974, 1982, and 1987 the NFL experienced player strikes and in 2011 the NFL owners staged a "lockout" of the players. If a strike, lockout, or other work interruption occurs during an NFL season, The Crown League play may be suspended. This would reduce the revenue and potential profitability of the CRL and us for the duration of such NFL season. We can give no assurances that such work stoppages will not occur. Our values and earnings may be negatively affected by current and future rules of the NFL, such as changes governing player eligibility and fines, and changes to the NFL’s collective bargaining agreement.

Dividends, value and an investor’s potential return may fluctuate based on our success in The Crown League.

An investor’s return may depend, in part, on our success within The Crown League. CRL intends to offer rewards, including cash, to the Teams based on their performance in The Crown League. The performances of one or more NFL players drafted to our Team could directly affect our success in The Crown League, and any such rewards paid to us from The Crown League, and therefore, the amount of dividends, if any, we are able to distribute to our investors, and/or the value of our Shares. See Risk Factors - We do not expect to pay cash dividends on our common stock in the near future.

We cannot ensure that any particular player or Team will be successful in the NFL.

Our earnings may increase or decrease due to factors outside our control, our general manager’s and/or front office control, or our investors’ control, such as suspension, injury, illness, medical condition or death of a player. There is a high risk of injury in many professional sports, and in particular in the NFL. If any of our players is suspended, dies, becomes injured, or sustains a serious illness or other adverse medical condition in the course of his professional career or otherwise, or that player is released or denied playing time due to decisions made by NFL management (either related to performance or for other reasons such as due to the political stance of such player in relation to current player protests) or our GM, our performance in The Crown League may be impacted. In addition, our performance will depend on the performance of our general manager and/or front office, and The Crown League’s performance generally will depend on the popularity of similar competitions and the NFL. In addition, our success within The Crown League depends in part upon the actual performance on the playing field of our players coupled with the players our GM or front office decide to activate or play each week. The draft may have a significant impact of ultimate success in The Crown League and has not yet occurred. Past performance of a player is not necessarily indicative of future performance as there can be no guarantee of a player’s performance.

There exist various conflicts of interest which could have an adverse effect on our business.

CrownThrown owns the technology platform through which The Crown League is operated, and we shall have the royalty free right to use such platform. In addition, CRL owns all of our Team brands, and pursuant to CRL’s Operating Agreement has granted us a license to use them. In addition, CrownThrown intends to launch and operate fantasy sports leagues for other (non-football) sports, and in connection therewith, may license such technology platform to such other sports leagues, and use the knowledge gained from The Crown League in connection with making such other leagues successful. In addition, we intend to enter into a Services Agreement with CRL, pursuant to which CRL would provide us with various services related to our business. We expect the Services Agreement to reflect terms on an arms’ length basis, with services most likely priced at CRL’s cost, plus a reasonable mark-up. In addition, Steven Glassman our President, Treasurer, Secretary, and sole Director, is also General Manager of League Operations of CRL, and Executive Vice President of CrownThrown, the managing member and largest holder of membership interests in CRL. In addition, Mr. Glassman currently serves as President of each of the other 11 Teams. Accordingly, he may have obligations to investors in CrownThrown, CRL and/or the other Teams, the fulfillment of which may not be in our best interests and, potentially, the operation of The Crown League. See Related Party Transactions.

Our success depends on our ability and the ability of CRL to attract and retain qualified employees and general managers, and the failure to do so could negatively impact an investors’ investment.

Our success depends on the success and growth of The Crown League. The Crown League’s growth will depend on, among other things, its ability to attract and retain qualified general managers and/or front office staff for us and the other Teams, who satisfy The Crown League’s vetting procedures, and who will be responsible for, among other things, drafting of Team rosters, waiver determinations, trades, starting lineups, and other “on-field” decision-making. CRL will assign one or more general managers to Teams for the inaugural season. After the first season, general managers are expected to be placed into a “GM Pool” where they will be available for selection by us and the other Teams, whenever we or other Teams exercise our right to remove a general manager, or upon the resignation or other incapacity of an existing general manager. Until a general manager is assigned to a Team, and in the absence of a general manager for any period of time, CRL’s front office will perform the duties of our general manager. While we may provide investors with the right to provide input or approve general managers, our Board of Directors and officers will ultimately have the discretion to appoint our general manager and/or front office, and CRL may ultimately have rights to determine how general managers are vetted and appointed by us and the other Teams.

General managers and front office staff are expected to be recruited primarily from the fantasy sports industry, the sports media industry and the professional sports industry. The Crown League also expects to maintain a backup pool of potential general managers to provide Teams with flexibility in their selections. However, there is no proven market for individuals wishing to pursue such football competition roles on a professional basis. The experience of being a professional general manager in The Crown League will likely have key differences from that of participation in existing football leagues and similar competitions, and some of these differences will not be favorable; for example, it is currently intended that The Crown League’s general managers will be required to interact with Team stockholders regularly, potentially resulting in more time commitment from general managers and greater stress to them, given that such interactions may be negative and may presage or result in the removal of the general manager. Further, general managers may be paid, in part or in whole, in membership interests of CRL or in our Shares, for which (in each case) no current market exists and whose future value is uncertain and may be zero. In addition, given the novelty of the position, it may be difficult to predict which individuals will be successful in the general manager role, leading to wide variances in the quality of Team leadership and further demand for additional general managers. Those general managers and front office staff that are successful in The Crown League may also be recruited and persuaded to leave The Crown League by competitors.

As a result of these and other factors, there is no guarantee that we, the other Teams, or CRL, will be successful in recruiting and retaining general managers and a front office staff in sufficient numbers to allow us and the other Teams to acquire general managers and front office staff when necessary, or to effectively remove a general manager if a general manager does not perform to the expectations of the Team’s investors, or that the general managers that are retained will be of sufficient quality to support participation and broad adoption of The Crown League by individual fans and investors. Any such failure could adversely affect The Crown League and therefore the future value of our Shares.

Our general manager has not yet been identified.

Our success within The Crown League depends in part upon the skill and expertise of our general manager to manage decisions related to game plan and team management. Our general manager for the inaugural season will be selected by CRL and has not yet been identified. The general manager may not perform to investor expectations. Therefore, you must rely, at least for the inaugural season, on the ability of CRL to appoint a qualified general manager. You should not purchase our shares unless you are willing to entrust the appointment of our initial general manager to CRL.

Our success depends on our ability and CRL’s ability to secure sponsors and advertisers, conduct live events and generate merchandise sales.

The success of The Crown League depends on CRL’s and our ability to generate revenue from, among other things, obtaining sponsors; selling advertisements; creating, marketing and selling merchandise; and conducting live events. As currently contemplated, we and the other Teams will retain 100% of all local sponsorship, local event, and Team (hard) merchandise revenues, and CRL will retain 100% of all other revenue, including, for example, revenue generated from league sponsorships and advertising, league merchandise sales, national league events, sale of media rights, and gambling, if CRL incorporates gambling into its business model. If the Crown League is unable to develop these revenue channels in a cost-effective manner, it may be unable to operate profitably, which would have a material adverse effect on us. If we are unable to secure local sponsors and advertisers, profitably sell our merchandise or conduct live Team events, it would have an adverse impact on our contemplated revenue and profit.

Our success depends on participation and adoption of The Crown League by fans.

CRL will own, operate, and sanction The Crown League, us and the other Teams, but participation and broad adoption by individual fans and investors who wish to own an interest in one or more Teams is critical for success of The Crown League and the value of our Shares. The acceptance by football fans of The Crown League may require fans to either switch their loyalties from existing virtual football competitions (such as fantasy football leagues) or spend additional time participating in these activities. If The Crown League does not achieve or sustain acceptance by the marketplace, our business, results of operations, financial condition and prospects would be materially adversely affected. This may negatively affect the future value of our Shares and the amount of any dividends investors may receive, if any, as a result of owning our Shares.

The Crown League faces significant competition.

Many industry competitors are better established in the market and currently hold significant market share. New platforms could gain adoption by customers and investors and become a significant source of competition for The Crown League in a very short period of time. Any competitor may be able to bring a platform to market more quickly, respond more rapidly to changes in consumer preferences and produce a platform of higher quality or that can be accessed at lower price points. There is no guarantee that The Crown League can develop or maintain a market position in light of such competition. If CRL cannot successfully compete, both the future value of our Shares and the amount of any dividends investors may receive, if any, as a result of owning our Shares could be negatively affected.

The overall economy may impact The Crown League, us and the value of our Shares.

Many factors related to discretionary consumer spending, including economic conditions affecting disposable consumer income such as employment, interest and tax rates and inflation, can significantly impact our anticipated operating results. There can be no assurance that consumer spending will not be adversely impacted by economic conditions, thereby possibly impacting our anticipated operating results and growth. This may negatively affect the future value of our Shares and the amount of any dividends investors may receive, if any, as a result of owning our Shares.

The seasonality of professional football could impact The Crown League.

A significant driver of interest in sports related competitions is the professional football season. As a result, fan participation, CRL revenues and our revenues, may fluctuate significantly over the course of a calendar year relative to the football season. This may negatively affect the future value of our Shares and the amount of any dividends investors may receive. Additionally, if CRL is not able to begin The Crown League on time as expected, it may have to wait until the following season to launch The Crown League.

We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL, which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

In exchange for the 4.166% membership interest we received in CRL (or 416,600 Class A Units), we issued CRL a promissory note in the principal amount of $125,000 (equal to $0.30 per Class A Unit) that accrues interest at a rate of 2% per annum and is due and payable on December 31, 2020 (referred to as the “Share Acquisition Loan”).

If we are unable to pay CRL the full $125,000 due pursuant to the CRL Share Acquisition Loan, plus interest, on or before December 31, 2020, at CRL’s option, we will be required to transfer to CRL any of the 95,000 shares of our common stock subject to this offering that remain unsold at that time (the “Unsold Shares”), which would result in a dilution of your investment.  If CRL requires the transfer of such Unsold Shares and sells all of the Unsold Shares within 90 days of us transferring the shares to CRL and there remains a balance owed by us to CRL under the Share Acquisition Loan, we shall remain responsible for paying the remaining balance due under the Share Acquisition Loan, less the proceeds CRL receives from selling the Unsold Shares. If CRL requires the transfer of such Unsold Shares has not sold all of the Unsold Shares within 90 days of us transferring the Unsold Shares to CRL, the remaining unpaid balance due under the Share Acquisition Loan shall be forgiven. We shall not be permitted to pay any dividends until our obligations under the Share Acquisition Loan have been satisfied in full, unless otherwise agreed to by CRL. In addition, pursuant to CRL’s Operating Agreement, if we do not raise an aggregate of $2,500,000 by December 31, 2020, through this offering or any other offering of our equity securities, CRL will have the option to purchase all or a portion of our Class A Units we hold in CRL, in exchange for $0.30 per Class A Unit, which would result in a dilution of your investment.   See – Related Party Transactions; Risk Factors - We do not expect to pay cash dividends on our common stock in the near future.

We could face litigation from athletes under a right of publicity theory.

Multiple courts have held that fantasy sports operators can use athletes’ names, pictures, and statistics without the athletes’ consent. For example, in Daniels v. FanDuel, Inc., 109 N.E.3d 390 (Ind. 2018), the Indiana Supreme Court ruled that fantasy sports operators could use information related to college athletes under the state’s newsworthiness exception. Federal courts have similarly held that fantasy sports operators can make use of athletes’ information under the First Amendment. Despite the existing precedent, athletes could bring suits under other state laws alleging deprivation of publicity rights, false endorsement, unjust enrichment and other similar legal theories. We believe we would defeat any such a lawsuit, but there is a risk that a court could disagree, and, even if we are successful in defeating it, the litigation might result in legal fees and reputational harm.

Technology Risks

The Crown League is vulnerable to cyberattacks.

The Crown League may be interrupted in the event of a cyberattack or other malicious activity. Because attackers can use a variety of hardware and software that may interface with The Crown League, there is risk that The Crown League may become unavailable or interrupted based on a failure of interoperability or an inability to integrate these third-party systems and devices that CRL does not control. The risk that The Crown League may face interruptions and additional security vulnerabilities could adversely affect The Crown League and therefore us and the future value of our Shares and the amount of any dividends investors may receive, if any, as a result of owning our Shares.

The Crown League’s software platform could contain undetected errors, bugs, or vulnerabilities.

The internal systems underlying the fantasy sports software platform on which we will rely, incorporates software that is highly technical and complex, and CrownThrown and CRL’s internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. This software has and may now or in the future contain undetected errors, bugs, or vulnerabilities. It is possible that errors or bugs in the software may not be detected until after code has been released for external or internal use. Any errors, bugs, vulnerabilities, or other design defects discovered in the software code after release may result in a negative experience for those who participate in The Crown League, result in damage to The Crown League’s reputation, or liability for damages, any of which could result in significant declines in the value of our Shares and the amount of any dividends investors may receive, if any, as a result of owning our Shares.

If CRL and CrownThrown are unable to update and improve the technology in response to market demands and technological advances, it could have a material adverse effect on our business.

In order to compete, CrownThrown and CRL need to rapidly make updates to and enhance the technology platform and product offerings as the market demands. The development of such updates and enhancements will require capital funding, expertise of management and time and effort in order to be successful. It is possible that one or more of these contemplated updates or enhancements may never be developed or released. Even if successfully developed and released, such updates or enhancements may not be successful and may not result in an increase in revenue.

Our ownership interest in CRL, and therefore, the portion of profit distributions distributed to us from CRL, if any, will be diluted if expansion teams are formed and issued membership interests in CRL.

A portion of our revenue will be generated through distributions, if any, received from our 4.166% ownership interest in CRL. Our ownership interest in CRL, and therefore, the portion of profit distributions distributed to us from CRL, if any, will be diluted if expansion teams are formed and issued membership interests in CRL. If any expansion teams are considered for admission to The Crown League, we and the other Teams will have rights to vote on such admission; however, such expansion teams, if admitted, would share equally in the Class A membership interests of CRL, resulting in dilution of the percentage holdings of all of the other Teams, including us. Admission of expansion teams would not dilute the membership interests in CRL of CrownThrown and the other Class B members, and the Class B members in aggregate would continue to own 50.008% of the total membership and voting interests.

In addition, CRL has the authority to create and issue additional Classes of Units which may result in equal dilution of all of CRL’s members, including, the Class A Members and the Class B Members upon the approval of CRL’s members holding not less than two-thirds of all Units (including, Class A Units and Class B Units). If CRL issues additional classes of Units, our 4.166% ownership interest in CRL could be reduced.

We are engaging in a concurrent offering under Regulation D.

We are engaging in a concurrent offering under Rule 506(c) of Regulation D to accredited investors, to sell up to 95,000 shares of common stock at a $40.00 per share, or such lower price as determined by us, which is a 33% or greater discount to the price at which the shares are being sold in this offering, in order to incentivize accredited investors to make larger investments. To the extent we sell any such shares at a discount, it will result in a dilution of your investment. To the extent we issue additional shares in such offering, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of the sale of such shares, you may also experience dilution in the book value and fair value of your shares.

Our financial statements include a going concern note.

Our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, and/or to obtain additional capital financing from our investors and/or third parties. No assurance can be given that we will be successful in these efforts. These factors, among others, raise substantial doubt about our ability to continue as a going concern for a reasonable period of time. The Crown League is currently funding our operations, but is not obligated to do so, and there can be no guarantee that such funding will continue.

Risks Related to this Offering and the Shares.

If we and the other Teams cannot raise sufficient funds, we may not succeed or will require significant additional capital infusions from third parties.

We are offering Shares in the amount of up to $5,700,000 in this offering. Proceeds from this offering must first be used to repay the Share Acquisition Loan, including interest. We expect to use the proceeds from this offering in excess of the amount required to repay the Share Acquisition Loan to fund our operations and to contribute towards overall expenses of The Crown League (because we believe such league expenditures are generally beneficial to us) both of which we may accomplish through our Services Agreement with CRL. We and the other Teams may raise significantly less than the target amount. Even if the maximum amount is raised by us and the other 11 Teams, we and The Crown League may need additional funds in the future in order to grow and operate our businesses, and if we, the other Teams and/or The Crown League cannot raise those funds for whatever reason, including reasons outside our control, such as another significant downturn in the economy, we may not survive.

This offering and the concurrent offerings being conducted by the other Teams are being conducted on a “best efforts” basis and do not require a minimum amount to be raised. As a result, we and the other Teams may not be able to raise enough funds to fully implement CRL’s business plan, which would adversely affect our business.

This offering and the concurrent offerings being conducted by the other Teams, are being conducted on a “best efforts” basis and do not require a minimum amount to be raised. We may not raise sufficient funds to cover the costs of this offering. If we or the other Teams are not able to raise sufficient funds, The Crown League may not be able to fund our operations as planned, and our growth opportunities may be materially adversely affected. This could increase the likelihood that an investor may lose their entire investment. CRL may not be able to operate its business if the other Teams do not raise sufficient funds in their securities offerings.

Investors in our Shares will have to assign their voting rights.

As part of this investment, each investor in this offering will be required to agree to the terms of the Subscription Agreement included as Exhibit 4.1 to the Offering Statement of which this Offering Circular is a part. By each such investor’s execution of the Subscription Agreement and under the terms thereof, investors will grant an irrevocable proxy, giving the right to vote its Shares to our President. That will limit investors’ ability to vote their Shares until the events specified in the proxy, which include our initial public offering, our acquisition by another entity, or a liquidation event, none of which may never happen. While it is currently contemplated that we will allow investors to vote or have input on certain aspects of our operations, such as which players to start in a particular fantasy game and the hiring and termination of our general manager, we are not obligated to provide such rights, and, if we do, we may terminate those rights at any time. Therefore, there is no guarantee that investors will be able to influence any decisions related to us or The Crown League.

We have limited discretion as to use of a portion of the proceeds.

A portion of the proceeds of this offering, and the concurrent offerings being conducted by the other Teams, will be transferred to CRL, which is currently our sole stockholder. CRL will use such amounts to continue to develop, market, launch and operate The Crown League. In addition, we may enter into a Services Agreement with CRL pursuant to which CRL would provide certain services to us. We expect the Services Agreement to reflect terms on an arms’ length basis, with services most likely priced at CRL’s cost, plus a reasonable mark-up; however, there can be no assurance with respect to the terms of such Services Agreement until such agreement is negotiated and executed. Our success will be substantially dependent upon the discretion and judgment of CRL’s management Team with respect to the use of the proceeds of this offering and the incurrence of other expenses for which we would be required to reimburse to CRL pursuant to such Services Agreement, if entered into. . The use of proceeds described in this Offering Circular is an estimate based on our current business plan. CRL, however, may find it necessary or advisable to re-allocate some part of the portion of the proceeds that it receives from one category to another, and will have broad discretion in doing so.

The Teams may raise disproportionate amounts of capital.

Some of the proceeds of this offering, and the concurrent offerings being conducted by the other Teams, will be transferred to CRL, which is currently our sole stockholder. See Related Party Transactions. CRL will use the proceeds of this offering and the other offerings, to continue to develop The Crown League, market, launch and operate The Crown League, and to initially provide back office support and pay operating expenses for us and the other Teams. Therefore, we and all of the Teams will receive various benefits from the application of the proceeds of these offerings, even if the Teams raise disproportionate amounts of capital.

A trading platform for Team Shares may never develop.

An intended differentiation of The Crown League from other fantasy sports platforms is CRL’s intent to provide or facilitate a marketplace for trading ownership interests in its Teams, so our investors and investors in the other Teams have the opportunity to trade in and out of their Shares to reflect shifting investment priorities or a desire to monetize investments. To operate such a platform, CRL or an affiliate must either create an alternative trading system and register as a broker dealer, or engage with a third party alternative trading platform willing to list our Shares and the Shares of the other Teams, and the inability to do so could have an adverse impact on participation in The Crown League and the value of our Shares. If CRL determines not to create its own dedicated alternative trading platform, it may be unable to find a licensed third party alternative trading platform willing to list our Shares or the Shares of the other Teams, which could also have an adverse impact on participation in The Crown League, the ability of an investor to sell Shares, and the value of our Shares. In addition, CRL may decide not to create or list the Shares on an alternative trading platform.

Assuming The Crown League, or an affiliate, were to obtain a broker dealer license, and create and operate an alternative trading platform, it would be subject to various federal and state laws and would need to comply with the requirements of FINRA, the self-regulatory organization, that apply to broker-dealers. Establishing and operating an alternative trading system, obtaining a broker dealer license and the associated regulatory compliance would be costly, and may not generate the benefits to CRL and us that are anticipated.

We do not expect to pay cash dividends on our common stock in the near future.

We do not anticipate paying any cash dividends on our common stock in the near future, and we may not pay cash dividends even if we are successful at growing our revenue and becoming profitable. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, our results of operations, cash flows and financial condition, operating and capital requirements, and other factors the board considers relevant. In addition, under the terms of the Share Acquisition Loan, we are prohibited from paying dividends until our obligations under those agreement has been satisfied in full, unless otherwise agreed to by CRL, and we cannot guarantee when, or if, we will be able to satisfy our obligations under the Share Acquisition Loan. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources; See Related Party Transactions; See Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

Unless we pay dividends, our stockholders will not be able to receive a return on their Shares unless the Shares appreciate in value and the stockholder sells the Shares.

The Subscription Agreement includes an exclusive venue provision.

Pursuant to our Subscription Agreement, investors will be agreeing that the State of New Hampshire will be the sole and exclusive forum for, among other things, (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; (iv) any action, suit or counterclaim arising out of the Subscription Agreement; or (v) any other action arising under the Securities Act or the Securities Exchange Act. Therefore, investors may be compelled to travel to New Hampshire to prosecute or defend any claims involving us. This provision may limit a holder’s ability to bring a claim against the company and its directors, officers, or other employees, in a judicial forum that it finds favorable for disputes, and therefore, may discourage lawsuits with respect to such claims.

Regulatory and Other Risks

We may be subject to restrictions based on fantasy laws, gaming laws or other similar regulations, which could include civil litigation or criminal prosecution.

We believe that we and The Crown League are not subject to regulation as a gaming platform. This is due in part to the fact that our success and the success of other Teams in The Crown League depends on the skill of our and the other Teams’ general managers, who will be the decision makers (relating to the drafting of Team rosters, waiver determinations, trades, starting lineups, and other “on-field” decision-making), rather than on the skill of our respective stockholders. Nevertheless, it is possible that one or more state or federal regulators could disagree, which may then subject CRL or us to gaming laws and/or regulations at the state and/or federal level. A recent United States Supreme Court Case overturned the federal government ban on sports betting, opening the ability for states to regulate sports betting, however, a more recent Department of Justice interpretation provides that the Federal Wire Act applies to more than just sports betting. This recent interpretation may have a negative effect on our business. Under this interpretation (which is currently being litigated in federal court in New Hampshire), the federal government could take the position that our skill contests amount to illegal bets and wagers under the Wire Wagering Act and that such Act applies to our contests even though there is no wagering on the outcome of a sporting event or sporting contest.  Depending on industry developments, CRL may choose to offer, or permit the Teams to offer, real money sports betting at some point in the future, at which time it would become subject to significant additional regulation. If gaming is permitted, we will likely partner with a licensed third party and work with outside counsel to ensure we engage in such activities in compliance with all applicable laws.

To the extent that we or CRL is subject to fantasy rules, such rules may subject us or CRL to additional taxes or fees or require certain compliance that restricts the ability of what we or CRL is able to do. For example, a state Attorney General could issue an adverse opinion or bring an enforcement action asserting that The Crown League is barred by state gambling laws. Similarly, state regulators in states with laws legalizing and regulating fantasy sports could take the position that The Crown League is prohibited because it does not fit within the existing regulatory framework. We could receive a cease and desist letter from a State Attorney General.  And, although far less likely, we could also face a civil or criminal forfeiture proceeding, or prosecution under federal law if the Department of Justice prevails in the pending litigation. Moreover, there is a risk that regulators take the position that stockholders are, in fact, participants in The Crown League’s fantasy contest, which could geographically limit CRL’s offerings and potentially reduce demand for our Shares.

We may be viewed by regulators as different from existing fantasy sports platforms.

In light of the variances between The Crown League and existing fantasy sports platforms and offerings, state and federal regulators may attempt to treat The Crown League differently than others in the industry. We believe that The Crown League’s structure reduces the likelihood that The Crown League will be subject to regulatory risk and scrutiny. However, we recognize that because The Crown League represents a novel means of entertainment, regulators might disagree. For example, a state regulator might assert that The Crown League does not qualify under that state’s regulatory framework that explicitly permits fantasy sports operations because entities, rather than individuals, are competing in the contests.

If we or CRL are unable to satisfy data protection, security, privacy, and other government- and industry-specific requirements, our growth could be harmed.

We and CRL will store personally identifiable information such as credit card information, addresses, phone numbers and other confidential information of our fans and investors. As such, we and CRL will be subject to federal, state, provincial and foreign laws regarding privacy and protection of data. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Evolving regulations regarding personal data and personal information, in the European Union and elsewhere, including, but not limited to, the General Data Protection Regulation, which we refer to as GDPR, and the California Consumer Privacy Act of 2018, may limit or inhibit our ability to operate or expand our business. Such laws and regulations require or may require us to implement privacy and security policies, permit consumers to access, correct or delete personal information stored or maintained by us, inform individuals of security incidents that affect their personal information, and, in some cases, obtain consent to use personal information for specified purposes. Other proposed legislation could, if enacted, impose additional requirements and prohibit the use of specific technologies.

Changing industry standards and industry self-regulation regarding the collection, use and disclosure of data may have similar effects. Existing and future privacy and data protection laws and increasing sensitivity of consumers to unauthorized disclosures and use of personal information may also negatively affect the public’s perception of us. If our solutions are perceived to cause, or are otherwise unfavorably associated with, invasions of privacy, whether or not illegal, we may be subject to public criticism.

Any failure on our part to comply with applicable privacy and data protection laws, regulations, policies and standards or any inability to adequately address privacy concerns associated with CRL’s platform, even if unfounded, could subject CRL or us to liability, damage our reputations, impair our revenues and harm our businesses. Furthermore, the costs of compliance with, and other burdens imposed by, such laws, regulations, policies and standards may result in a decrease in CRL’s profitability and/or limit adoption of and demand for CRL’s platform.

We are subject to the risk of potentially becoming an investment company under the Investment Company Act.

The Investment Company Act regulates certain companies that invest in, hold or trade securities. Because a portion of our assets consist of ownership interests in CRL, we run the risk of inadvertently becoming an investment company, which would require us to register under the Investment Company Act. Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates. In addition, we may structure transactions in a less advantageous manner than if we were not subject to the risk of becoming an investment company, or we may avoid otherwise economically desirable transactions due to this risk. In addition, events beyond our control, including significant appreciation or depreciation in the market value of our membership interests in CRL, could result in us inadvertently becoming an investment company. If it were established that we had triggered the investment company definition without registering, there would be a risk, among other material adverse consequences, that we could become subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC. If it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern. We intend to monitor our securities holdings and take steps to avoid becoming and having to register as an investment company under the Investment Company Act, or if we cannot avoid doing so, to take the proper steps to effect such registration.

DILUTION

Dilution means a reduction in value, control or earnings of the Shares an investor owns.

Immediate dilution

An early-stage company typically sells its securities to its founders and early employees at very low prices because, in most cases, they provide services to the business but are not paid market wages. Likewise, when a business is seeking financing to begin its operations, the prices at which it may sell its securities to early investors, often family members or friends, are low (collectively, we refer to the founders and early private placement investors as the “Primary Investors”). Later in its development, when the business seeks cash investments from new, unrelated investors, like you, the new investors often pay a higher price for their securities than the price paid by the Primary Investors. The book value for each share you purchase is diluted because the book value per share of all our Shares is the same, but you paid more for your Shares than the Primary Investors paid for their Shares.

As of April 1, 2019, only one share had been issued by the company, at par, and it is held by CRL. Immediate dilution to investors in this offering will therefore be non-material.

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares of common stock, or securities convertible into shares of common stock. In other words, when the company issues more securities, the percentage of the company that you own will go down, even though the value of the company may go up. In that event, you would own a smaller piece of the company, even if it is more valuable. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors the most, occurs when the company sells more shares or other equity securities in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

·	In June 2014, Ben invests $20,000 in shares that represent 2% of a company valued at $1 million.

·	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Ben now owns only 1.3% of the company but his stake is worth $200,000.

·	In June 2015, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Ben now owns only 0.89% of the company and his stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes or warrants into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do because they get more shares for their money.

We are engaging in a concurrent offering under Regulation D to sell shares of common stock at a to be determined discount to the price at which the shares are being sold in this offering, which will result in a dilution of your investment. If you are making an investment expecting to own a certain percentage of the company or expecting each share of common stock to hold a certain amount of value, it’s important to realize how the value of the Shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

In exchange for the 4.166% membership interest we received in CRL, we became obligated under the Share Acquisition Loan to pay CRL the principal amount of $125,000, plus interest at a rate of 2% per annum, by December 31, 2020. If we are unable to pay CRL the full $125,000 owed, plus interest on the Share Acquisition Loan, on or before December 31, 2020, we will be required to transfer to CRL any of the 95,000 shares of our common stock, which would result in a dilution of your investment. In addition, in the event we are unable to raise $2.5 million or more in equity offerings by December 31, 2020, we could be required to sell to CRL all or a portion of the Class A Units in CRL we acquired in connection with the Share Acquisition Loan, at the same price at which we acquired the units ($0.30 per Class A Unit) even if the fair market value of the units has increased, which could reduce the value of your holdings. See Related Party Transactions; Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL, which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

In addition, we intend to reserve up to 5,000 shares of common stock for issuance to our GM, employees and advisors, and other parties, and our management could determine to reserve additional shares for the same, which would result in a dilution of your investment.

PLAN OF DISTRIBUTION

We are offering a maximum of 95,000 Shares on a “best efforts” basis.

NCPS will publicly market the Offering using general solicitation through methods that include emails to potential investors, online advertisements, and press releases. We will use the Crown League existing website, www.thecrownleague.com to provide notification of the offering. We will also create a landing page for this offering at www.__________. We may additionally post information about the offering on one or more online platforms owned and operated by an unaffiliated third parties that provide technology support to issuers engaging in Regulation A offerings.  If used, we will pay such online services for hosting the offering of the Shares on its online platform.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our website and landing page and on any online platforms that we use.

We intend to offer our securities in all states.

The Company has engaged NCPS, a broker-dealer registered with the Commission and a member of FINRA, to perform the following functions in connection with this Offering

•	qualify investors, including, but not limited to, conducting Know Your Customer, OFAC checks, AML compliance, and suitability reviews;

•	gather additional information or clarification from prospective investors, working as necessary with the Company and/or its agents;

•	provide the Company with prompt notice for subscriptions that cannot be accepted; and

•	transmit the subscription information data to Computershare, the Company’s transfer agent.

As compensation for the services listed above, the Company has agreed to pay a 1.2% commission on the amount invested by investors not solicited by NCPS and a 6% commission on the amount invested by investors solicited by NCPS. The Company has been authorized to pay NCPS an accountable due diligence fee of $10,000 for this offering and a total of $32,000 with respect to this offering and the offering by the other 11 Teams (the “Collective Offerings”). The Company has agreed to pay NCIT, an affiliate of NCPS, a $1,000 technology setup fee, $500 per month for basic licensing and service of technology to support the Offering, up to a cap of $500 for this offering or $6,000 for the Collective Offerings. The Company has agreed to pay $500 to the Escrow Agent to set up the escrow account for each Team. It is anticipated that NCPS’s activity on behalf of the Company will be conducted by registered representatives, and a portion of the sales commission received by NCPS will be paid to those registered representatives.

The Company has also agreed to issue to NCPS warrants to purchase a number of shares of Common Stock equal to 2% of the total number of shares purchased by investors solicited by NCPS. The warrants will have an exercise price equal to the price per share paid by investors and be exercisable for 5 years. The warrants will expire on the date that is 5 years from the qualification of the Offering Statement by the Commission.

The warrants and the shares of Common Stock underlying the underwriter’s warrants have been deemed compensation by the Financial Industry Regulatory Authority, or FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. NCPS, or its permitted assignees under such rule, may not sell, transfer, assign, pledge, or hypothecate the warrants or the shares of Common Stock underlying the warrants, nor will NCPS, or its permitted assignees engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying shares of Common Stock for a period of 180 days from the qualification date of the Offering Statement, except that they may be transferred, in whole or in part, by operation of law or by reason of the Company’s reorganization, or to any solicitation agent or selected dealer participating in the Offering and their officers or partners if the NCPS’s warrants or the underlying shares of common stock so transferred remain subject to the foregoing lock-up restrictions for the remainder of the time period. The warrants will provide for adjustment in the number and price of the warrants and the shares of common stock underlying the warrants in the event of recapitalization, merger, stock split, or other structural transaction, or a future financing undertaken by the Company.

Process of Subscribing

Prospective investors may subscribe to purchase Shares through our website or landing page, by clicking on the Invest Now button and completing a subscription agreement. The page will have a link to the SEC HTML qualified version of our offering circular. The "Invest Now" button will take prospective investors to our subscription agreement for completion and submission to us for review. In connection with executing the Subscription Agreement, the investor will specify whether they will purchase Shares via credit card (if this option is available and approved through our credit card processing provider), wire transfer (in our discretion) or ACH transfer.

In order to subscribe to purchase the shares, a prospective investor must complete a subscription agreement and send payment by check, made payable to “NCPS / CHICAGO HOGMOLLIES, INC.-Escrow Account, credit card, wire transfer or ACH. The subscription agreement requires investors to answer certain questions to determine compliance with the investment limitation set forth in the securities laws, disclose that the securities will not be listed on a registered national securities exchange upon qualification, and that the aggregate purchase price to be paid by the investor for the securities cannot exceed 10% of the greater of the investor’s annual income or net worth. In the case of an investor who is not a natural person, revenues or net assets for the investor’s most recently completed fiscal year are used instead. The investment limitation does not apply to accredited investors, as that term is defined in Rule 501 under the Securities Act of 1933, as amended.

Subscriptions may be rejected by us in whole, or in part, prior to their acceptance, in our sole discretion, for among other reasons, our determination that an investor does not meet the investor suitability standards or the Know Your Client (KYC) / Anti-Money Laundering (AML) standards, or our determination to close this offering early. If any investor’s subscription is rejected, we or NCPS will, within three days, send electronic notification of such rejection, and return such investor’s funds. Such funds shall be returned within fourteen business days for funds paid through ACH, and within fourteen business days after the investor provides wire transfer instructions to NCPS, for funds tendered by wire transfer. Upon any rejection of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Securities and Exchange Commission, we or NCPS will send an electronic notification of the acceptance of an investors’ subscription including instructions for sending payments (the “Execution Notification”).

 Escrow Arrangements

North Capital Private Securities Corporation of Delaware (“NCPS”) will serve as escrow agent in accordance with Rule 15c2-4 of the Securities Exchange Act of 1934, as amended. Investor funds will be held in a segregated bank account at an FDIC insured bank pending closing or termination of the Offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire or ACH transfer directly to the escrow account established for this Offering or deliver checks made payable to “NCPS / CHICAGO HOGMOLLIES, INC.-Escrow Account,” which will be promptly deposited into such escrow account no later than noon the next business day after receipt. The Company may terminate the Offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily result in their receiving shares; escrowed funds may be returned without interest.

Closings

We may close on investments on a "rolling" basis, therefore, not all investors will receive their Shares at the same time.

We intend to hold the initial closing on or about 30 days after the sale of the securities commence, and thereafter, we expect to hold closings on a monthly basis, however, our Chief Executive Officer, in his discretion, may hold closings more frequently, depending on the amount subscribed for since the prior closing and the working capital needs of the Company.  Such subscribers should expect to receive their Shares within three business days after the closing of their subscription.

USE OF PROCEEDS

We estimate that, at a per share price of $60.00, the net proceeds from the sale of the 95,000 Shares in this offering will be approximately $5,086,820 after deducting the estimated offering expenses of approximately $613,180, $125,000 of which proceeds will be transferred to CRL as payment towards our obligations under the Share Acquisition Loan. CRL intends to use these proceeds to continue to develop, market, launch and operate The Crown League and to provide initial back office support and pay initial operating expenses for us and the other Teams. The table below shows the estimated net proceeds, assuming the sale of 25%, 50%, 75% and 100% of the Shares being offered by us. There is no guarantee that we will be successful in selling any of the Shares being offered.

	25%	50%	75%	100%
Shares sold	23,750	47,500	71,250	95,000
Gross proceeds	$1,425,000	$2,850,000	$4,275,000	$5,700,000
Offering expenses	$168,936	$317,018	$465,099	$613,180
Net proceeds to the company	$1,256,064	$2,532,983	$3,809,901	$5,086,820

The table below sets forth the manner in which CRL intends to use the funds it would receive from us, assuming the sale of 25%, 50%, 75% and 100% of the Shares being offering. All amounts listed below are estimates.

	25%		50%		75%		100%
Repayment of Share Acquisition Loan	125,000	(1)	125,000	(1)	125,000	(1)	125,000	(1)
Production/Content	183,333		391,667		600,000		808,333
Marketing	483,333		1,041,667		1,600,000		2,150,000
Working Capital	464,397		974,649		1,484,901		2,003,487
TOTAL	1,256,064		2,532,983		3,809,901		5,086,820

(1)	Does not include interest that accrues on the Share Acquisition Loan.

No proceeds of this offering shall be used to pay our officers or directors.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon CRL’s current plans, assumptions it has made regarding the industry, general economic conditions and future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of CRL’s management, who will have broad discretion regarding the application of the proceeds. The amounts and timing of actual expenditures will depend upon numerous factors, including market conditions, cash generated by CRL’s, our and the other Team’s operations (if any), business developments and the rate of growth. CRL may find it necessary or advisable to use portions of the proceeds from the offerings for other purposes.

In the event that we or the other Teams do not raise the entire amount being sought, then we and the other Teams may attempt to raise additional funds through private offerings of our or their securities or by borrowing funds. See Risk Factors - The Teams may raise disproportionate amounts of capital.

OUR BUSINESS

This discussion should be read in conjunction with the other sections of this Offering Circular, including "Risk Factors," "Use of Proceeds" and the Financial Statements attached and the related exhibits. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Offering Circular.

The Crown League, LLC, a Delaware limited liability company (“CRL”), a significant portion of which is owned by CrownThrown, Inc., a Delaware corporation, intends to launch the first publicly owned, professionally managed, national fantasy sports league (“The Crown League”). We, along with 11 other Delaware corporations (referred to herein as “Teams”), will represent teams within The Crown League. We, along with the 11 other Teams will own a total of 49.992% of the membership interests in CRL, and CrownThrown and other parties will own the remaining membership units. Our membership interests in CRL will amount to 4.166% of the total (before considering possible future dilution from expansion teams).

Executive Summary

Over the past 60 years, the sustained growth of professional sports and the unrelenting enthusiasm that surrounds it have spurred the creation and development of a derivative product in fantasy sports - wherein fans’ desire for greater engagement related to the sports they love drives billions of dollars in incremental revenue from nearly 60 million active participants in North America alone according to the Fantasy Sports Trade Association.

More recently, esports has captured the attention of the world by aggregating the large, fragmented market of video game competitions through the creation of organized, professional leagues with city-based teams, resulting in explosive growth and revenues that, according to the NewZoo Global Esports Market Report 2019, are rapidly approaching the billion dollar mark.

CRL intends to do for fantasy sports what esports has done for video game competitions: facilitate the development of a large, engaged community, by creating a branded, organized league of professionally managed teams.

CRL also intends to take an additional important step that we believe will be unique to the fantasy sports model. Despite the growth and development of both fantasy sports and esports, one component still remains fundamentally and entirely out of reach for the tens of millions of pro sports fans, fantasy players and gaming enthusiasts: ownership.

To date, pro sports has been big business for everyone except the fans. Traditional professional sports team ownership has been highly sought after for its prestige and financial rewards, but it is confined to a tiny group of immensely wealthy individuals. Similarly, esports ownership is limited to those who can spend a substantial amount to acquire a franchise. And while fantasy sports players consider themselves to be “owners” of their respective teams, there is no community element within those teams nor any true investment component.

As a result, an opportunity remains to fulfill the dream of millions of sports fans by removing the barriers of entry into professional sports ownership, and aligning their fandom with financial interests, in a legal, secure and entertaining fashion.

CRL intends to seize this opportunity by radically blurring the lines between gaming and investing. CRL aims to combine gaming and investing by transforming fantasy sports teams into investable assets in which participants also have a real ownership interest. In doing so, its goal is to spawn an investment gaming culture and provide a platform where its participants can finally “invest in the game they love.

A Case Study: Green Bay Packers Democratize Ownership

As the only publicly owned franchise in any of the major North American professional sports leagues, The Green Bay Packers are an anomaly, as their formation predates the NFL bylaws asserting that all NFL franchises must be owned by either a single individual or a small group of individuals.

This distinctive structure has its roots in the Packers’ 1922 financial near-collapse when the franchise was rescued by local business leaders, who together established a nonprofit corporation to help support the team. By August of 1923, the first shares of stock were sold to the public, establishing the Packers as the only publicly owned franchise in the NFL.

Nearly 100 years later, the franchise and its stadium are still owned by the community, with 360,000 shareholders retaining more than five million shares of Packers’ stock. It is this unique structure of ownership and community support that is widely credited with keeping the Packers in Green Bay for over a century despite playing in the league’s smallest market. Furthermore, it has helped to instill an undeniable and unrivaled devotion, passion, and loyalty to its franchise that extends well beyond its peers.

However, due to the team’s nonprofit structure, Packers’ shareholders do not enjoy the rights commonly associated with traditional equity investments. According to the Green Bay Packers Inc. Shareholder History & Financial History, “the redemption price is minimal, no dividends are ever paid [and] the stock cannot appreciate in value...” Additionally, the stock cannot be traded and has no securities-law protection.

The only actual benefits shareholders receive are limited voting rights, an invitation to the annual shareholders meeting, a certificate to hang on the wall, and, perhaps most meaningfully, the pride of being a part of a faithful community of diehard fans, as well as the chance to tell your friends that you own a “piece” of the Green Bay Packers.

The Green Bay Packers ownership model and the sustained, emotional connection to fans and community it has created, has helped to inspire the formation of The Crown League. In doing so, CRL aims to create an organically incentivized network that fosters spirited, impassioned communities. However, unlike the Packers, CRL intends to allow public ownership to create more than symbolic financial value by providing a platform and marketplace for the monetary redemption of franchise shares. See Risk Factors - A trading platform for Team Shares may never develop.

Esports: The Value of Unification

In recent years, on line multi-player competitive video gaming, or esports, has enjoyed a rapid evolution into an established sports-related entertainment platform, with games being played in sold-out stadiums and broadcast all over the world. According to the NewZoo Global Esports Market Report 2019, the global esports audience in 2019, is expected to reach 453 million and generate approximately $1.1 billion in overall revenue, a 38% year over year increase, and by 2022, brands are expected to invest $1.5 billion in the industry.

During its formative years, there was no way for investors to capture the economic value being created by the esports industry. However, 2017 was the beginning of a critical maturation process for esports. The creation of the first two professional leagues – League of Legends (LoL) and Overwatch League (OWL) – consolidated a meaningful portion of value creation by unifying what was once a fragmented landscape of multi-player video game competitions into branded, professionalized leagues and franchises.

The creation of investable assets – team franchises – opened the doors to investment by savvy financiers from both inside sports (e.g. Robert Kraft, owner of the New England Patriots) and outside (e.g. Bessemer Venture Partners). Prior to their first seasons, LoL franchises sold for $10-$13 million while OWL franchises sold for $20 million. Following a successful first season for both leagues, team franchises have skyrocketed in value to $50 million (5x increase) and $70 million (3.5x increase) respectively. In 2017, the NBA further cemented the legitimacy of esports when it announced it was partnering with 2K Sports to launch its own esports venture – the NBA 2K League. Highlighting the potential of the partnership, NBA commissioner Adam Silver referred to the NBA 2K League as the NBA’s “fourth league,” and even personally hosted the inaugural draft in 2018.

Esports has not only set a new precedent for the professionalization of nontraditional sports and how they are consumed, it also provides a case study for how the pro sports model can be leveraged to unify and monetize a large and passionate yet fragmented market.

A Brief History of Fantasy Sports

With professional sports team ownership a practical impossibility, fans seeking a deeper connection to the game have turned to fantasy sports by the tens of millions to express that passion and enhance their sports experience.

The origins of fantasy sports began in the 1950s, when Wilfred “Bill” Winkenbach, an Oakland businessman and minority owner in the Oakland Raiders, devised and helped popularize a more basic form of what we’ve come to call fantasy football.

By 1962, with the help of a few colleagues, Winkenbach had defined rules for a game that would involve drafting actual NFL players into different “fantasy” teams and tracking their touchdowns. After finalizing the guidelines, the formation of the first fantasy league, the Greater Oakland Professional Pigskin Prognosticators League (GOPPPL) was assembled, holding its inaugural draft in 1963. A few years after GOPPPL’s launch, one of the original members of the league, Andy Mousalimas, opened an Oakland sports bar and took fantasy a step further, creating multiple leagues to accommodate the growing demand of his patrons and even implementing a new component for yardage in the scoring system.

Though word had begun to spread around the surrounding Bay Area with people clamoring to try this new and novel game, the hobby was slow to catch on across the country due to the difficulties of its scoring system as well as its time-consuming nature.

It wasn’t until 1980 that fantasy sports resurfaced and took its next significant leap forward when a journalist named Daniel Okrent created Rotisserie League Baseball - the name coming from the NYC restaurant, La Rotisserie Francaise, where Okrent and his friends used to meet and play.

In the “Roto” format, teams were ranked from first to last in each statistical category with points awarded according to their order within those categories, then totaled to determine an overall score and rank. Okrent’s media status led to other sports journalists taking note of the amusing league and ultimately participating themselves in similarly-styled leagues. With the commercial Internet still years away from birth, these early fantasy adopters had to compile and tabulate newspaper box scores by hand in order to track the statistics of the underlying games.

Internet Automates Fantasy Sports

Though fantasy sports had begun to appeal to a larger demographic of people and was being embraced on a broader scale (1 million participants by 1991), the arduous process of compiling statistics was a clear limitation on the potential growth of the game.

The rise of the Internet eliminated this limitation and by the 1990s, accessible, cost-effective technologies allowed platforms such as AOL to streamline the fantasy game by implementing automated drafting, continuous leagues, and real-time scoring, trading and transactions.

More importantly, the Internet provided a universal medium that enabled digital connectivity between fantasy participants. As a new wave of innovation catapulted fantasy sports into the limelight, a multitude of publications and websites devoted to the space cropped up to capture its audience and capitalize on the budding industry. Most notable among the new media entries were Commissioner.com – which launched the first publicly available free fantasy football website and would ultimately become the engine behind the CBS Sports fantasy platform – as well as Yahoo.com – which in 1999 became the first major media company to jump into the fantasy space and open up its own leagues for free participation.

Rise of Mobile and Daily Fantasy Sports

By early 2003, fantasy sports was no longer a niche hobby, but rather a mainstream entertainment pastime with 15 million annual participants and an industry valued at $1.5 billion according to CNN. According to Researchgate, fantasy participants watched significantly more hours of the NFL per week than non-fantasy participants, so the NFL finally took note. According to CNN, rather than dismiss or even try to suppress the burgeoning game, the NFL began to market directly to fantasy players. Additionally, other multi-media companies such as ESPN entered the fold to offer free leagues of their own, as well as devote resources in the form of programming, digital content, and fantasy specific experts, further legitimizing and validating the space.

By 2007, the proliferation of smartphones helped take fantasy sports to new heights, as sites and league apps provided fantasy players with instant information, real-time scores, streaming video, and the ability to interact and manage their teams all at their fingertips. 2007 also saw the arrival of a new form of fantasy as Daily Fantasy Sports (“DFS”) sites broke onto the scene and offered players the immediacy of weekly and even daily fantasy contests, as an alternative to the standard season-long formats. With its ubiquitous advertising strategy, FanDuel quickly rose to prominence as the leader of this new sector.

According to fantasyfootballers, the instant gratification of the DFS format was only further amplified by the 2009 launch of NFL’s Redzone Channel, a network that catered to fantasy football by broadcasting solely on Sundays during the season and providing constant coverage that alternated between whichever live games were experiencing scoring opportunities. By 2014, with the DFS market now dominated by two players – FanDuel and Draft Kings - this compressed brand of fantasy was largely credited with catalyzing yet another significant growth period in the industry, with active fantasy participants spiking from 41.5 million to 56.8 million from 2014 to 2015 in North America alone.

The Competition - Current Fantasy Market Landscape

It is common knowledge that pro sports directly generates enormous revenue. What’s remarkable, however, is just how many people seek secondary engagement within pro sports, and the value that engagement creates.

According to the Fantasy Sports Trade Association, fantasy sports is a $7 billion industry with 59.3 million participants in North America and an average annual growth rate of 13% over the last five years. An estimated 21% of Americans over the age of 12 are playing fantasy sports, with 66% playing fantasy football, further proving its unrivaled popularity within the domain. The average fantasy player spends an estimated $653 per year on fantasy related expenses, which equates to upwards of $38 billion in aggregate. By contrast, the NFL’s annual revenue reached $14 billion in 2017.

Technology platform hosts such as Yahoo!, CBS Sports, and ESPN remain the leaders for standard, season-long fantasy leagues, while FanDuel and DraftKings continue to dominate the DFS sector.

Yet there still remains a multitude of limitations in all of the current fantasy formats that The Crown League intends to address and solve for, thereby creating an enormous opportunity for both investors and franchise owners.

Limitations of Existing Fantasy Sports Models

We believe that the existing fantasy sports models have the following limitations:

•	Fragmented Market and Solitary Ownership. To date, the fantasy market has been fragmented with millions of leagues and teams that are all siloed from each other. As a result, there is little to no contextual connectivity between these small, isolated leagues, teams and their participants. Further, most fantasy leagues subscribe to implicit guidelines that designate 1-2 owners per fantasy team. Although this allows for greater individual control over team decision-making, it also fosters an “everyone for themselves” mentality, thus restricting the shared experience and enjoyment of being able to discuss and collaborate on team strategy, as well as reap financial success together. As a result, fantasy sports is a solitary experience as allegiances between fantasy owners and their teams are typically singular and fleeting, and there is no connection amongst the millions of leagues operating simultaneously across the world.

•	Inaccessible and Exploitable. Most fantasy leagues are private, typically comprising friends or acquaintances where parties know and trust at least one of the other participants. Consequently, these leagues aren’t accessible to many potential fantasy players. And while DFS platforms are open to the public, they’re plagued by professional gamblers who have gamed the system to their financial benefit. As a result, the average participant faces a clear competitive disadvantage.

•	Lack of Fulfillment, Unfavorable Economics and Unsustained Interest. Due to the short-term nature of DFS and standard season-long league formats, coupled with fleeting allegiances to teams and players, fantasy sports participants, while numerous and enthusiastic, lack the opportunity to make a meaningful, long-term investment in the game they love. Furthermore, the prize pools commonly associated with fantasy sports have long been predicated on binary financial results and a zero-sum game format. This structure creates an unfavorable net present value that has translated to the majority of fantasy players committing significant amounts of time to an unfavorable investment. This is further amplified by the fact that as the majority of players fall out of contention throughout a season, their accompanying interest predictably wanes. Unsurprisingly, by season’s end, more and more fantasy players are asking themselves, “Was it worth it?”

•	Fantasy “Ownership”. While millions have turned to fantasy sports as an entertaining way to enhance the fan experience, fantasy owners are a far cry from professional owners, as their financial interests are short-term and largely luck-driven rather than legitimate investments. Additionally, fantasy owners must play the role of GM - an element that, though fun for some, is not representative of professional sports ownership. In consequence, fantasy ownership still falls considerably short in satisfying the desires of those who covet a more legitimate, authentic and financially sound form of professional sports ownership.

•	The Dynasty Dilemma. One of the accepted though less-utilized formats within fantasy sports is that of the dynasty league. This format differs from the far more popular “re-draft” format in that dynasty owners maintain their rosters from year-to-year, thus placing emphasis on long- term strategy and success in similar nature to the pros. Consequently, because of the real-world dynamics and long-term ramifications of this format, it provides for more interesting and nuanced decision-making and therefore has many diehard advocates. However, in the current dynasty fantasy model, these leagues are far less appealing (evidenced by their relative scarcity) because fantasy participants are reluctant to make a long-term commitment in fear of being bound to ineffective teams that, if vacated, could fracture leagues. This makes engagement with dynasty’s perpetual format extremely difficult to maintain.

•	Limited Liquidity. In standard season-long fantasy leagues, dues collected at the beginning of the year are largely tied up until prize payments are made at the end of the year, providing players with no ability to monetize their investment before season’s end.

•	Dearth of Innovation. The current formats in which the majority of fantasy sports are played are standard season-long leagues and DFS, both of which are limited in terms of community and engagement. The former are constrained by size and duration, while the latter permits a player to make short-lived, idiosyncratic wagers. In fact, DFS, the last real innovation in the space, is now over a decade old. Today, we believe there are millions of players yearning for a modernized fantasy platform to advance and enhance the overall experience, allow people to participate on their own terms and provide a new level of engagement.

The Crown League Solutions

We believe The Crown League offers the following solutions to the fantasy sports model:

•	Aggregating Leagues & Multi-Ownership. CRL proposes to aggregate and augment traditional fantasy sports by creating a nationally unified league where teams can be fractionally owned by the public. This multi-owner format is intended to facilitate network incentives and foster the development of both virtual and real communities that share meaningful common interests and connectivity. This includes loyalty and devotion to a single team, common financial interests in the growth of their team investment, and the desire to collaborate and engage in a variety of ways to enhance their experience as team owners with one another.

•	Community Owned & Influenced. The Crown League’s teams are designed to be owned by a vast community of public investors. As a result, this is expected to allow accessibility to a large number of both traditional fantasy enthusiasts as well as first time fantasy novices who have historically been reluctant to partake in a solitary, time-consuming endeavor. Further, with professional management, or a general manager, at the helm of each team, and the ability of stockholders to influence or provide input on certain matters such as whether to start or sit a player, the average participant will not face the distinct competitive disadvantage that exists in DFS, as they’ll be able to back and influence the expert of their choice.

•	Genuine Affinity. The Crown League is designed to provide a financially and emotionally fulfilling experience for its participants. The multi-owner structure of the teams is meant to do away with singular connections to teams by inspiring fervent, unified communities of individuals who own and share team loyalties and financial interests. The Crown League’s dynasty format is designed to eliminate the emptiness felt at the end of DFS and traditional season-long competitions as we believe it will provide sustained interest in-season as well as during off-seasons ripe with dramatic, market-shaping activity. The NFL draft, free agency, trades, retirements, suspensions and other off-field circumstances are expected to impact the value of The Crown League’s teams. League and individual team sanctioned events will be designed to further cement the foundation of the community and the feelings of passion, devotion, and allegiance to the teams.

•	Professional Sports Ownership. The Crown League intends to provide a platform where, for the first time, the prohibitive financial barriers for entry into professional sports ownership are finally eliminated. By virtue of the derivative nature of fantasy sports and the utilization of its foundational format, The Crown League will avoid the exorbitant startup costs customary in traditional professional sports leagues (i.e. building stadiums, hiring players, sales infrastructure, etc.), and provide members of the public with the opportunity to have an actual financial interest in professionally managed and operated teams. As a result, CRL aims to fulfill the dreams of millions of sports fans by allowing them to finally become professional sports owners.

•	Tradeable and Monetizable Ownership Interests. Unlike conventional fantasy leagues in which any value in a team is trapped until the end of the season, CRL is exploring facilitating a marketplace for trading ownership interests in its teams, which it may create or license from third parties. In the alternative, we may apply to list the Shares on a third party alternative trading platform, to the extent that any such marketplace develops. No such marketplace currently exists, and any such marketplace would be required to comply with various regulations, including those that apply to broker-dealers and “alternative trading Systems.” See Risk Factors - A trading platform for team shares may never develop. If a marketplace develops, team owners, including our stockholders, are expected to have the opportunity to trade in and out of their ownership Shares to reflect shifting investment priorities or a desire to monetize their investment. In addition, while conventional fantasy leagues are a zero-sum game, The Crown League provides the potential for value creation in team Shares that is based on the success and adoption of The Crown League as well as the demand for ownership in its teams. See Revenue Model.

How The Crown League Works

Teams

CRL plans to launch The Crown League with 12 individual teams, including us, consisting of deep player rosters, and may add additional expansion teams in the future. Teams will be designated to various geographic markets throughout the United States. However, fantasy players on CRL Team rosters are not limited by geography. Fantasy players on our Team, for example, may (and almost certainly will) include those who play on NFL teams that are located outside our geographic territory. In addition, a fantasy player can be traded among the Teams, regardless of whether such player changes teams in the NFL. Each team, including us, owns 4.166% of CRL’s membership interests, and will receive a pro rata share of CRL’s distributions, if any. Our membership interests and any potential distributions to us will be diluted if CRL decides to add further teams to the Crown League. CRL’s initial 12 teams include the following:

• Atlanta Hot Wings, Inc. • Chicago Hogmollies, Inc. • Denver Moguls, Inc. • Florida Mangos Wild, Inc. • Los Angeles Drive, Inc. • New England Cape Gods, Inc.	• New York Bodega Cats, Inc. • Philadelphia Powderkegs, Inc. • Seattle Emerald Haze, Inc. • Sin City Bad Babies, Inc. • Texas Holy Smokers, Inc. • To be determined by contest

Team Management

The responsibilities of Team owners, including our stockholders, are expected to generally follow those of traditional professional sports owners, delegating “on-field” decision-making to professional fantasy experts who will serve as GMs, responsible for all roster management decisions. GMs will be supported by additional staff - initially provided by CRL, but over time expected to be based at the Team level to assist in both fantasy and non-fantasy operations. Initially, these personnel members will be vetted by CRL in a rigorous process designed to ensure the highest caliber of fantasy football experience and expertise, and ultimately engaged by each Team’s officers.

Once selected, GMs will exercise sole discretion relating to the drafting of Team rosters, waiver determinations, trades, starting lineups, and other “on-field” decision-making. However, it is anticipated that GMs will seek strategic input from their Team’s stockholders through various mechanisms. CRL is exploring various ways of measuring GM performance, including using accountability metrics to compare the success of their decisions versus the majority vote/sentiment of their Team stockholders, as reflected in a GM Scorecard.

CRL will assign one or more general managers to Teams for the inaugural season. After the first season, general managers are expected to be placed into a “GM Pool” where they will be available for selection by us and the other Teams, whenever we or other Teams exercise our right to remove a general manager, or upon the resignation or other incapacity of an existing general manager. Until a general manager is assigned to a Team, and in the absence of a general manager for any period of time, CRL’s front office will perform the duties of our general manager.

Format

It is anticipated that The Crown League will operate in a hybrid dynasty/keeper format with a large percentage of rostered players being retained indefinitely throughout multiple seasons until they are traded, cut, or retired. However, following The Crown League’s inaugural season, we and each of the other Teams will be required to leave a predetermined number of our players “unprotected” or to drop players in order to make the necessary roster space for selections in the ensuing football draft. Players cut by their Teams during the season will be placed on waivers and made available to the league in a standard waiver process.

The Draft

CRL is planning to host its inaugural draft in August 2019. The draft may be held live and/or broadcasted via The Crown League’s website and/or mobile app. NFL skill player positions will be available for selection, though the replenishing of rosters in subsequent years’ drafts will be restricted exclusively to incoming NFL rookies, non-rostered free agents and unprotected players. Though GMs/front office, Teams will have sole discretion in the drafting and configuration of their respective rosters, they will be encouraged to receive strategic directive from their Team owners in the weeks and months prior to the draft.

League Governance

Rules and regulations governing The Crown League will be implemented by CRL prior to the inaugural season of play, which shall be created and approved by CRL’s management. In advance of future seasons, it is anticipated that CRL will openly communicate, take guidance from, and grant certain non-statutory voting privileges to our stockholders and the stockholders of the other Teams in order to continuously improve and optimize its platform as well as instill trust, transparency, and confidence. The Crown League will also have a League Commissioner appointed by CRL’s managing member, who will be responsible for interpreting the League Constitution and League Rules, adjudicating disputes regarding the League Constitution and League Rules, and ensuring and maintaining the integrity of The Crown League. The League Commissioner has not yet been appointed. . In addition, pursuant to the Operating Agreement for CRL, each Team will have certain voting rights with respect to CRL. In addition, each Team will be subject to the League Constitution, which among other things, sets forth various rights and obligations of such Team and CRL.

Team Ownership Experience

CRL aims to create a team ownership experience that transcends traditional fandom, gaming and investing. Each Team, including us, is expected to provide its stockholders with community rights that permit access to exclusive Team channels. We also may distribute dividends to our stockholders with respect to excess profits, if any, generated by the company, but there is no guarantee any such dividends will be paid even if we are profitable. See Risk Factors - We do not expect to pay cash dividends on our common stock in the near future. Together, CRL intends for these rights to facilitate a shared ownership experience that exists both on-platform and in-person, all supplemented by a consistent stream of original content that’s specific to the first unified national fantasy league.

Community

Professional sports franchises possess large, impassioned fanbases that congregate by the thousands at their teams’ live sporting events, and, on a smaller scale, at their homes and local establishments to watch games together. By contrast, fantasy communities are fragmented into small groups of people who have no communal interest in their teams.

The Crown League aims to change this by allowing thousands of participants to collectively own and support the same fantasy team. Groups of friends, colleagues, co-workers, and family members will organically foster a vibrant and active community of owners who share rooting and financial interests.

On-platform, it is anticipated that stockholders of each Team, including us, will have exclusive access to Team channels that provide communication outlets for discussion, strategy, and collaboration with fellow stockholders and management.

Off-platform, it is anticipated that live events will be a component of The Crown League experience and be utilized to promote The Crown League and its Teams, enable engagement beyond The Crown League’s digital platform, and provide opportunities for fellow Team owners to congregate in-person and watch their Teams compete together. CRL’s drafts, pivotal matchups, playoffs, championships and off-season owners’ meetings will potentially serve as the basis for league sponsored gatherings and Team initiated local meetups.

Team Governance

The Crown League’s on-platform experience is designed to be further amplified by voting features that provide stockholders of each Team, with the ability to influence and govern their Teams’ direction regarding roster decisions as well as the retention and replacement of their Team’s general manager(s) and or front office. However, such voting rights are not statutory and subject to change at the sole discretion of CRL.

Financial

CRL intends to provide a marketplace providing our stockholders and the stockholders of the other Teams the flexibility to monetize their shares and/or change Teams, creating an unprecedented dynamic unique to both professional and fantasy sports. See Risk Factors - A trading platform for Team shares may never develop. Whether it’s as a loyal, long-term stockholder dedicated to their Team’s present and future or an active, opportunistic stockholder seeking value in the marketplace on a daily basis, CRL intends to provide heightened engagement and an intriguing investment opportunity with distinct entertainment value.

Original Content

CRL intends to create original, season-long, studio-produced coverage of its league, Teams, management, and ownership groups, with a goal of providing context to fantasy content by delivering relevant and professionalized analysis, insights and reporting that is native to The Crown League. In this way, CRL hopes to enhance the engagement of the Team stockholders and also potentially generate enormous interest from outsiders that wish to follow the pros, their moves, and all the happenings of The Crown League.

Revenue Model

The Crown League, we and the other Teams intend to generate revenue from multiple, diverse sources, including those described below:

•	Sponsorship. We believe The Crown League will offer companies at the national and local level an opportunity to associate their brand with a popular and growing activity that draws an attractive demographic. Similar to esports, which generates the bulk of its revenue from sponsorship, we expect sponsorship to be the dominant source of revenue for CRL, us and the other Teams. At the local level, we will be able to offer sponsors the ability to advertise on our website (which may be pages on CRL’s website rather than a standalone website) and at our events. Our management will be responsible for identifying sponsors, although we anticipate that, at least for the first season, CRL will provide assistance in this regard.

•	Advertising. We believe the audience for The Crown League will be attractive to advertisers across a variety of media, including display, mobile, and email.

•	Premium Services / Digital Merchandise. The Crown League intends to offer compelling content that is free to all users, but also plans to develop creative premium offerings and in-app purchase opportunities designed to both increase engagement on the part of users (for example, by “gamifying” the experience) and generate meaningful revenue for The Crown League.

•	Merchandise. The Crown League is developing branded merchandise – hats, t-shirts, etc. – at both the Team and league levels that will be available for purchase by both Team stockholders and non-stockholder fans.

•	Live Events. The Crown League intends to host live events in connection with our annual fantasy draft, the kickoff of the NFL season, and other important occasions. Likewise, we and other Teams are expected to host periodic gatherings during the NFL season as well as special events with personalities such as GMs or local celebrities/influencers. We believe Team stockholders and fans will be willing to pay a reasonable price to attend certain events, which would provide revenue for The Crown League, us and the other Teams. At the local level, our management will be responsible for organizing these events, although we anticipate that, at least for the first season, CRL will provide assistance in this regard.

•	Real Money Wagering. With the recent Supreme Court decision overturning the federal ban on sports gambling, The Crown League believes there may be an opportunity to add wagering to its mix of revenue streams. The Crown League also believes that the demographic that is attracted to fantasy sports is also inclined towards gambling. This offering could include the same type of bets available generally as well as wagers on outcomes specific to The Crown League. The Crown League anticipates testing gambling as a revenue source in its second season (2020) before rolling it out more fully in the following years. . If CRL permits gaming, we will likely partner with a licensed third party and work with outside counsel to ensure we engage in such activities in compliance with all applicable laws. See Risk Factors - We may be subject to restrictions based on fantasy laws, gaming laws or other similar regulations.

As currently contemplated, we and the other Teams will retain 100% of all local sponsorship, event, and merchandise revenues, and CRL will retain 100% of all other revenue. However, as a result of our ownership position in CRL, we will indirectly participate in CRL’s revenues through distributions, if any are made.

League and Team Ownership Structure

The diagram below depicts the anticipated ownership structure among CRL, us, the other Teams, and CrownThrown as of the closing of this offering and the Regulation A offerings of the other Teams and assumes that CRL does not acquire the Class A Units held by us or the other Teams in The Crown League as a result of the failure by a Team to satisfy its obligation to raise $2.5 million by December 31, 2020, which could result if the offerings by us and the other Teams are not sufficiently subscribed. If CRL were to acquire all of our Class A Units, we would no longer own interests in CRL, and our shareholders would lose their indirect interest in CRL. In addition, the percentage of CRL’s membership interests that are held by us and the other Teams would decline to the extent expansion Teams are added in the future.

Technology Platform

At its core, CrownThrown is building a cross-platform, mobile-first application to serve not only as a companion product for followers of The Crown League, but also as a general consumer product providing value for all fantasy football fans. Users will have access to general league information, standings, statistics, first party news, and contests. Owners will be privy to additional features like franchise chatrooms, matchup chatrooms, owner-specific contests, and exclusive first-party content.

In real-time, users will be able to open the app and view scoring updates for each Team matchup, the current standings, final scores for all previous matchups, projected outcomes, not only at the franchise level, but also at the player level, and real-time game stats for each NFL player. Access to statistics and league information are the pillars around which users will have the opportunity to compete in weekly contests. Contests will take many different forms, but simply put, they will provide users with a competitive reason to frequent the platform each week and see how their decisions matchup against all other users, through win conditions and visualized via leaderboards.

The suite of launch features will be wrapped together through the driving force of first and third-party content. An intuitive newsfeed experience will enable users to consume this content. Trade debates, GM interviews, and player performance discussions are just a few of the self-curated topics The Crown League plans to deliver.

Intellectual Property

CRL owns our brands and trademarks, and the trademarks, brands and logos related to CRL, and has granted us an exclusive royalty free, world-wide, non-sublicensable and non-transferable license to use our Team brands logos, as well as the trademarks, tradenames, brands and logos of CRL, in connection with the operation of our business and participation in The Crown League.

CrownThrown owns the technology platform on which The Crown League is operated, a portion of which CrownThrown licenses from certain third parties and has granted granted us a royalty free, world-wide, non-sublicensable and non-transferable sub-license to access and use certain portions of the technology platform in connection with the operation of our business.

Real Property

We do not currently own any real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Chicago Hogmollies, Inc., was incorporated on February 21, 2019 (“Inception”), in the state of Delaware. Our headquarters are located in Park City, Utah. We are one of 12 Teams within The Crown League fantasy sports football league.

Results of Operation

The financials speak as of the date of inception, and as of that date, the company had no operations.

Liquidity and Capital Resources

A portion of the funds raised in this offering ($125,000 plus interest) will be paid to CRL in satisfaction of the Share Acquisition Loan and, together with any funds transferred to CRL by the other 11 Teams conducting concurrent Regulation A offerings, will be used by CRL primarily to develop and market the Crown League. The remaining funds will be used as set out in “Use of Proceeds.” We intend to engage CRL to provide services on our behalf pursuant to a Services Agreement. If we and the other 11 Teams raise the maximum amount of funds we are seeking in this offering and their Regulation A offerings, we believe we will not be required to raise any additional capital. We currently do not have any credit lines or other financing mechanisms available to us.

Under the Share Acquisition Loan, in exchange for the 4.166% membership interest we received in CRL, we issued CRL a promissory note in the principal amount of $125,000 that accrues interest at a rate of 2% per annum and is due and payable on December 31, 2020.

If we are unable to pay CRL the full $125,000 due pursuant to the Share Acquisition Loan, plus interest, on or before December 31, 2020, we will be required to transfer to CRL any of the 95,000 shares of our common stock in this offering that remain unsold at that time (the “Unsold Shares”), which would result in a dilution of your investment. If CRL requires the transfer of such Unsold Shares and sells all of the Unsold Shares within 90 days of us transferring the shares to CRL and there remains a balance owed by us to CRL under the Share Acquisition Loan, we shall remain responsible for paying the remaining balance due under the Share Acquisition Loan, less the proceeds CRL receives from selling the Unsold Shares. If CRL requires the transfer of such Unsold Shares has not sold all of the Unsold Shares within 90 days of us transferring the Unsold Shares to CRL, the remaining unpaid balance due under the Share Acquisition Loan shall be forgiven.  Pursuant to the Share Acquisition Loan, we shall not be permitted to pay any dividends until our obligations under the Share Acquisition Loan has been satisfied in full, unless otherwise agreed to by CRL. In addition, pursuant to CRL’s Operating Agreement, if we do not raise an aggregate of $2,500,000 by December 31, 2020, through this offering or any other offering of our equity securities, CRL will have the option to purchase all or a portion of our Class A Units we hold in CRL, in exchange for $0.30 per Class A Unit. See Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings. See Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources. See Related Party Transactions.

Plan of Operations

We are one of twelve teams organized to compete in a new fantasy football league being developed by CRL and CrownThrown. To date, CRL and CrownThrown have taken a number of steps to build The Crown League, including the following:

•	Commencement of development of the technology platform;
•	Initial discussions with potential Team general managers and ambassadors (parties, such as celebrities, who would be associated with the Teams and help build awareness);
•	Initial discussions with potential national sponsors; and
•	Brand development for The Crown League and Teams.

The current plan of operation for the continued development of The Crown League consists of the following steps, which we understand CrownThrown and CRL anticipate taking over the next approximately 12 months:

•	Finalize agreements with Team GMs, which began in February 2019 and should be completed with respect to GMs by the inaugural draft but may be an ongoing project with respect to ambassadors;
•	Complete brand development for the Teams;
•	Make public announcements of Teams and associated GMs and ambassadors, which we expect to occur in May or June 2019;
•	Complete development of the technology platform and the mobile app, which we expect to submit to the Apple AppStore in June 2019;
•	Launch the mobile app, which we expect to occur in July 2019;
•	Hold inaugural fantasy player draft in late July or early August 2019;
•	Develop content (pre-, post-, and in-game coverage, interviews, etc.) for The Crown League and the Teams;
•	Operate inaugural football season coincident with 2019 NFL regular season, from September through December 2019; and
•	Following the end of the first season, assess all aspects of the operation of the league and make adjustments as necessary.

During this period, our plan of operation includes the following:

•	Secure a GM, if one has not already been secured, in advance of the draft, planned for late July or early August 2019;
•

Promote our Team through marketing efforts, either directly through our own efforts or by contracting with CRL through the Services Agreement to provide marketing for both the league as a whole (which we believe would benefit all Teams, including ours) and our Team specifically;

•	Actively manage our Team (through our GM) during the 2019 football season;
•	Work closely with CRL with regard to the operations of our business, including beginning to develop relationships with local sponsors and laying the ground work for local merchandise sales and local events, with a goal of beginning to see revenues from these sources in 2020; and
•	Assist CRL, as appropriate given our ownership interest in CRL, in supporting and developing The Crown League as a whole.

The extent to which we will be able to complete the milestones outlined above is dependent upon the funds raised in this offering. For some of the key expenditure items, such as marketing and content, there is no minimum amount required, however, the more funds available for such expenses, the more benefit to us. CRL has informed us that it estimates that the total cost for these two expenses for The Crown League as a whole through the end of the first season will be approximately $4.5 million, but the amount actually spent will depend on funding and other factors. Other items—such as labor, G&A, and occupancy—are relatively fixed. CRL has informed us that it estimates that the total cost for these three expense items for the Crown League as a whole through the end of the first season will be approximately $2.8 million. If we do not raise a sufficient amount of funds in this offering, we may not incur all the costs or complete all the milestones outlined above.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;
•	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;
•	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our stockholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Company

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part- time employees

Steven Glassman	President, Secretary, Chief Financial Officer & Director	49	February 2019 – Present	1.5

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Steven Glassman has served as our President, Secretary, Chief Financial Officer and sole Director since our inception. He has also served as Executive Vice President for CrownThrown since July 2018, and as General Manager of League Operations of CRL since January 1, 2019. Mr. Glassman is a serial entrepreneur who has built, sold and consulted on Internet ventures and businesses for the past 30 years. Mr. Glassman founded and sold GolfSpan.com, the largest Internet video golf and distance learning company with over 1,200 instructional videos from best of breed instructors who collectively taught over 500 Tour Professionals. Prior to that, he gained operational expertise working as the Director of Strategic Analysis for KSL Recreation, a privately held affiliate of KKR and owner/operator of major destination resorts and golf facilities. Mr. Glassman was also a foreign currency options trader for Swiss Bank on the Chicago Mercantile Exchange and trained extensively in market making, trading the volatility curve and managing risk. Mr. Glassman has been involved in Fantasy Sports for 35 years, and even has experience writing for a subscription service in the space.

CRL

CRL is a limited liability company, the managing member of which is CrownThrown.

CrownThrown

 The following table sets forth information about CrownThrown’s executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part- time employees

Daniel Nissanoff	Chief Executive Officer & Director	53	February 2018 – Present	NA

Derek Siskin	Chief Creative Office, Secretary & Director	34	February 2018 – Present	NA

Mathew Sposta	Chief Revenue Officer & Director	35	August 2018 – Present	NA

Bill Engles	Chief Financial Officer	60	August 2018 – Present	NA

Tim Ettus	Chief Marketing Officer	44	August 2018 - Present	NA

Steven Glassman	Executive Vice President	49	May 2018 – Present	18

Casey Jacobs	Vice President, Business Development	33	August 2018 – Present	NA

Mike Jimenez	Chief Technology Officer	45	August 2018 – Present	NA

Jeff Kaiser	Chief Content Officer	40	July 2018 – Present	NA

Mike Ouye	Chief Operating Officer	40	August 2018 – Present	NA

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such. There are no family relationships between any director or executive officer.

Dan Nissanoff, has served as Chief Executive Officer and a director of CrownThrown, since its inception in February 2018. Mr. Nissanoff is a visionary entrepreneur who founded multiple venture-backed companies and is widely recognized as an expert in online marketplaces, fragmented markets, and technology-driven economies. In 2007, Mr. Nissanoff founded Make Meaning, an innovative retail concept focused on interactive retail entertainment in the crafting and maker space. Mr. Nissanoff is the bestselling author of FutureShop, a critically-acclaimed treatise on the Internet and its impact on our consumer culture. He ran the company until 2016. In 2004, Mr. Nissanoff founded Portero, an online marketplace focused on the secondary market for luxury goods. In 1994, Mr. Nissanoff founded PartMiner which quickly became one of the world’s first B2B virtual marketplaces and the leading online exchange for the semiconductor industry. While at PartMiner, Mr. Nissanoff invented the first commercially deployed business shopping robot and obtained various patents for marketplace technologies and business processes.

Derek Siskin has served as Chief Creative Officer, Secretary and a director of CrownThrown since February 2018. Mr. Siskin is a seasoned marketing executive with over 11 years of experience specializing in communications, creative, content, branding and messaging. Mr. Siskin is also a fantasy sports domain expert with 25+ years of experience as an active participant in the space and is a member of the Fantasy Sports Trade Association. Mr. Siskin worked on both the brand and agency side, first as the Director of Marketing & Advertising at Penny Preville from November 2010 to September 2016, where he oversaw national campaigns for one of the premier luxury designer jewelry brands in the US. Between October 2016 and May 2017, he was responsible business development for Elite SEM, an integrated Digital Marketing agency focusing on SEM, SEO, CRO, Social, & Display advertising. Mr. Siskin is also an accomplished writer who has produced works across all mediums and notably served as one of the original contributing editors for the acclaimed Need 2 Know newsletter.

Mathew Sposta has served as the Chief Revenue Officer and a director of CrownThrown since August 2018. Mr. Sposta has spent the past 10+ years of his career on Wall Street, working in trading, asset allocation and client management roles for Lehman Brothers, Barclays, and most recently, Wells Fargo. At Wells Fargo he worked as a financial advisor from May 2015 through August 2018 and prior to that he was an Assistant Vice President at Barclays from May 2009 to May 2015. Mr. Sposta has a deep passion for fantasy sports gaming that dates back to the early 90’s when he joined his first rotisserie fantasy league that relied heavily on live meetings, newspaper box scores, and the laborious tracking of monthly paper statements. Since then, Mr. Sposta has acted as a fantasy football commissioner for over 20 consecutive years. and is currently a member of the Fantasy Sports Trade Association. Mr. Sposta is part of the Summit Series community for entrepreneurs, innovators and thought leaders and is a member of the New York chapter of the Association for Corporate Growth.

Bill Engles has been the Chief Financial Officer of CrownThrown since August 2018. Mr. Engles is a seasoned financial and operations executive with a broad-ranging background in the technology and consumer sectors. Between July 2016 and August 2018, he served as Chief Financial Officer of Orange Brands Management, a global restaurant group, and between January 2013 and March 2016, he served as Chief Financial Officer of Make Meaning, Inc. Prior thereto, Mr. Engles served as Chief Financial Officer for PartMiner, a pioneer in developing online trading platforms in the semiconductor industry, Portero, a leading online secondary market for luxury goods, and Synergy Technologies, an oil and gas technologies company. Before these operating roles, Mr. Engles was a Managing Director in the Technology Corporate Finance Group at Bear Stearns, and he began his career at Salomon Brothers, advising media and technology clients. Mr. Engles received his MBA and JD from the University of Chicago and his undergraduate degree in Economics from Harvard.

Tim Ettus has served as Chief Marketing Officer of Crown Thrown since September 2018. Mr. Ettus most recently (from November 2011 to August 2018) served as Managing Director of the West Coast for Omnicom’s Sparks & Honey, a cultural consultancy that applies social and data sciences to future-proof Fortune 500 brands through marketing, innovation and corporate strategy. As employee #2, Mr. Ettus was instrumental in growing S&H from a concept in a pitch deck into a recognized authority in cultural forecasting. Prior to Sparks & Honey, Mr. Ettus was at the forefront of the non-toxicity movement, launching Greeno Bambino, an online retailer specializing in healthy products for kids. Mr. Ettus has also worked as a corporate litigator in addition to leading development for TV and film production companies, helping networks and studios to serve fresh content to audiences looking for the next new thing. Mr. Ettus earned a JD/MBA from New York University and a BA in Political Science from the University of Michigan.

Steven Glassman has served as Executive Vice President for CrownThrown, since May 2018. He has also served as our President, Secretary, Chief Financial Officer and sole director since our inception, President, Secretary, Chief Financial Officer and sole director of each of the other 11 Teams, since their respective formations in March 2019, and as General Manager of League Operations of CRL since January 1, 2019. Mr. Glassman is a serial entrepreneur who has built, sold and consulted on Internet ventures and businesses for the past 30 years. Mr. Glassman founded and sold GolfSpan.com, the largest Internet video golf and distance learning company with over 1,200 instructional videos from best of breed instructors who collectively taught over 500 Tour Professionals. Prior to that, he gained operational expertise working as the Director of Strategic Analysis for KSL Recreation, a privately held affiliate of KKR and owner/operator of major destination resorts and golf facilities. Mr. Glassman was also a foreign currency options trader for Swiss Bank on the Chicago Mercantile Exchange and trained extensively in market making, trading the volatility curve and managing risk. Mr. Glassman has been involved in Fantasy Sports for 35 years, and even has experience writing for a subscription service in the space. Mr. Glassman has a B.S. in Economics from Wharton at the University of Pennsylvania and a J.D. from Columbia University School of Law.

Casey Jacobs has served as VP Business Development for CrownThrown since August 2018. Mr. Jacobs has spent the past 10 years working in the sports industry, focused on business development and value creation. He began his career at Goldman Sachs in investment banking, but knew his calling was a career in entertainment and sports. After Goldman, Mr. Jacobs joined Creative Artists Agency Sports in athlete representation and sports business development, working out of both the LA and Beijing offices. After CAA, he joined the business development and affiliate sales team at Time Warner Cable Sports (now Charter), helping to run the Dodgers and Lakers regional sports networks and all TWC local sports networks across the country. He has since worked for two digital media companies, most recently running business development and sports programming for PodcastOne. Mr. Jacobs grew up in Chicago during the Jordan era, which shaped his love and enthusiasm for sports, and he has been a passionate gamer and fantasy sports player for most of his life.

Mike Jimenez has served as Chief Technology Officer of CrownThrown since August 2018. Mr. Jimenez is a 23-year Silicon Valley veteran with vast experience and leadership skills in the technology space, as well as a passion for melding technologies into solutions for pioneering business models. Mr. Jimenez has deep expertise in high-volume enterprise payment systems and complex third-party integrations and has held a multitude of high-ranking technical and engineering positions at a number of cutting-edge technology companies. Mr. Jimenez was also CTO of Keaton Row from June 2014 to March 2017, where he built multi-platform (web and mobile) communication and e-commerce systems that unlocked unique customer purchasing experiences. Mr. Jimenez was also the former Chief Architect of CyberSource Corporation (now a VISA company). He was CTO and Co-Founder of Bionic Panda Games, where he gained considerable experience in mobile technology. Additionally, Mr. Jimenez has held engineering leadership positions at companies such as BitTorrent and Serious Business (acquired by Zynga).

Jeff Kaiser has served as Chief Content Officer of CrownThrown since July 2018. Mr. Kaiser’s career has spanned nearly 20 years in the sports content industry, working for both regional and league-owned national sports networks. In 2012, Mr. Kaiser launched two new Los Angeles-based RSN’s featuring the Lakers and Dodgers where he served as the head of programming, acquisitions and digital content for Time Warner Cable Sports (now Charter/ Spectrum Networks). There, he developed TWC SportsNet’s content strategy, robust slate of studio and original programming, and 24/7 schedule. Mr. Kaiser also has extensive league experience. Before joining TWC Sports, he spent nearly six years at the National Football League in both New York and Los Angeles as the NFL Network’s manager of program planning and scheduling, leading NFLN at the time to its highest-rated season ever. Mr. Kaiser also worked for five-plus years at the National Basketball Association, in a production and programming capacity for NBA Entertainment / NBA TV.

Mike Ouye has served as Chief Operating Officer of CrownThrown since August 2018. Mr. Ouye is a veteran Silicon Valley startup executive and entrepreneur with over 10 years of experience in building gaming, advertising, and monetization companies on web and mobile. Most recently, (from March 2014 to today) he led growth at mobile game developer and publisher, FunPlus. Under his leadership, revenues grew 10X with two top 10 grossing hits: “King of Avalon” and “Guns of Glory.” FunPlus was sold to a private equity group in 2016 for $1.1B. From December 2010 to January 2014, Mr. Ouye was Co-Founder and CEO of groundbreaking location gaming startup Red Robot Labs, where its flagship game “Life is Crime” rose to the #1 top free app in the App Store and the #2 top grossing app on Google Play. Mr. Ouye also held executive roles at social gaming startups, Playdom (acquired by Disney) and Crowdstar. Mr. Ouye has over 20 years of experience in dynasty fantasy football, baseball, and basketball.

CrownThrown has various advisors, consultants within the sports entertainment industry and other relevant industries, which can be viewed on its website at www.thecrownleague.com, which website is not incorporated by reference into this Offering Circular.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our officers and directors have not received any compensation for service as an officer or director. We expect that our general manager will be compensated through the issuance of a to be determined number of shares of our common stock. We may also compensate our general manager, and other employees, with cash.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Company

Set forth below is information regarding the beneficial ownership of our shares, as of April 1, 2019, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding shares, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	The Crown League, LLC 7280 Palmetto Park Rd., Suite 105 Boca Raton, FL. 33433	1	0	100%

Common Stock	All directors and officers as a group (1 person)	0	0	0%

CRL

CRL has two classes of membership interests, including, (1) Class A Membership Interests which represent 49.992% of the outstanding membership interests in CRL, all of which are held, in equal amounts, by us and the additional 11 companies that anticipate competing in The Crown League (in other words, each company Team will initially own 4.166% of the aggregate membership interests in CRL), and (2) Class B Membership Interests which represent 50.008% of the outstanding membership interests in CRL, all of which are held by CrownThrown and certain other members. Set forth below is information regarding the beneficial ownership of CRL’s membership interests, as of April 1, 2019, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding membership interests, and (ii) all of the current officers and managers as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the membership interests listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to membership interests beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Class A Membership Interests	12 Teams 450 Main Street Unit 1715 Park City, UT 84060	4,992,000	0	100%

Class B Membership Interests	CrownThrown, Inc. 7280 W. Palmetto Park Rd., Suite 105 Boca Raton, FL. 33433	4,000,000	0	90%

CrownThrown

Set forth below is information regarding the beneficial ownership of CrownThrown, as of April 1, 2019, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding voting stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable		Percent of class
Common Stock	Daniel Nissanoff 7280 W. Palmetto Park Rd., Suite 105 Boca Raton, FL. 33433	5,000,000	0		50%

Common Stock	Mathew Sposta (1) 7280 W. Palmetto Park Rd., Suite 105 Boca Raton, FL. 33433	2,500,000	0		25%

Common Stock	Derek Siskin(2) 7280 W. Palmetto Park Rd., Suite 105 Boca Raton, FL. 33433	2,500,000	0		25%
Common Stock	All directors and officers as a group (10 persons)	10,000,000	80,069	(3)	100	%(4)

(1)	Shares owned by Depeche Node, LLC, of which Mathew Sposta is the sole manager and member.
(2)	Shares owned by Sambo, LLC, of which Derek Siskin is sole manager and member.
(3)	Includes options to purchase common stock held by various officers and directors, which are exercisable within 60 days of the date of this Offering Circular.
(4)	This calculation is the amount the person or group of persons owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Under the Share Acquisition Loan, in exchange for the 4.166% membership interest we received in CRL, we issued CRL a promissory note in the principal amount of $125,000 that accrues interest at a rate of 2% per annum and is due and payable on December 31, 2020.

If we are unable to pay CRL the full $125,000 due pursuant to the Share Acquisition Loan, plus interest thereon, on or before December 31, 2020, we will be required to transfer to CRL any of the 95,000 shares of our common stock subject to this offering that remain unsold at that time (the “Unsold Shares”), which would result in a dilution of your investment.  If CRL requires the transfer of such Unsold Shares and sells all of the Unsold Shares within 90 days of us transferring the shares to CRL and there remains a balance owed by us to CRL under the Share Acquisition Loan, we shall remain responsible for paying the remaining balance due under the Share Acquisition Loan, less the proceeds CRL receives from selling the Unsold Shares. If CRL requires the transfer of such Unsold Shares has not sold all of the Unsold Shares within 90 days of us transferring the Unsold Shares to CRL, the remaining unpaid balance due under the Share Acquisition Loan shall be forgiven. We shall not be permitted to pay any dividends until our obligations under the Share Acquisition Loan have been satisfied in full, unless otherwise agreed to by CRL. In addition, pursuant to CRL’s Operating Agreement, if we do not raise an aggregate of $2,500,000 by December 31, 2020, through this offering or any other offering of our equity securities, CRL will have the option to purchase all or a portion of our Class A Units we hold in CRL, in exchange for $0.30 per Class A Unit, which would result in a dilution of your investment. See Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

In addition, we intend to enter into a Services Agreement with CRL, pursuant to which CRL would provide us with various services. We expect the Services Agreement to reflect terms on an arms’ length basis, with services most likely priced at CRL’s cost, plus a reasonable mark-up; however, there can be no assurance with respect to the terms of such Services Agreement until such agreement is negotiated and executed.

Steven Glassman, our sole officer and director, is also the Executive Vice President of CrownThrown, which is the managing member and largest holder of membership interests of CRL. Mr. Glassman is also the sole officer and director of each of the other 11 Teams.

We are party to an Operating Agreement with CRL pursuant to which we have been granted certain Class A Units in CRL. The following summarizes certain of the material provisions of CRL’s Operating Agreement.

•	Classes of Membership Units. CRL has two classes of membership interests, including, (1) Class A Membership Interests which represent 49.992% of the outstanding membership interests in CRL, all of which are held, in equal amounts, by us and the additional 11 companies that anticipate competing in The Crown League (in other words, each company Team will initially own 4.166% of the aggregate membership interests in CRL), and (2) Class B Membership Interests which represent 50.008% of the outstanding membership interests in CRL, all of which are held by CrownThrown and certain other members.

•	Management and Voting Rights. CRL is member managed by one Managing Member appointed by a vote of the holders of a majority of the Class B Units. The initial Managing Member is CrownThrown. CrownThrown currently, and for the foreseeable future, shall hold a majority of the Class B Units and therefore, shall have the sole right to appoint the Managing Member. The holders of Class A Units have no voting rights, however, each Team, including, us, has the right to appoint a Team Governor to serve on a Board of Governors, which represents the interests of the Class A Members. The Managing Member has the sole right to manage the business and affairs of CRL, however, may not cause CRL to engage in any of the following actions, without the requisite approval of the Board of Governors, by either a majority vote, or the vote of two-thirds or more of the Team Governors eligible to vote:

Action	Board of Governors Required Approval
Issuance of additional Class A Units.	Super Majority
Certain amendments to the Operating Agreement.	Super Majority
Terminate such Defaulting Class A Member’s right to appoint a Team Governor.	Super Majority
Creation or issuance of additional classes of Units that result in the dilution of all Members.	Super Majority
Any transfer or series of transfers of Class A Units which would result in a change of control of a Class A Member.	Majority

If the Managing Member determines, in its sole discretion, that any Class A Member has materially violated CRL’s Operating Agreement, the League Constitution or any other rules or regulations promulgated by CRL, or has failed to satisfy its obligations under the Share Acquisition Loan, which default or failure, if capable of being cured, is not cured within 30 days following receipt by the Class A Member of written notice describing such default, the Managing Member may, (a) levy fines against the Class A Member for each default event, in an amount to be determined by the Managing Member, (b) subject to the approval of the Board of Governors, terminate such Class A Member’s right to appoint a Team Governor; (c) withhold any distributions from such Class A Member, and in its discretion, retain such Distribution in satisfaction of any outstanding fines; and (d) pursue any other remedies available under this Agreement, the League Constitution, the Share Acquisition Loan and under applicable law.

•	Distributions. Subject to the issuance of additional classes of Units that have rights, preferences or privileges pari passu or senior to the rights preferences and privileges of the Class A Units and Class B Units, when distributed, Distributable Cash shall be distributed to CRL’s members as follows: 49.992% to the Class A Members pro rata based on their relative Percentage Interests, and 50.008% to the Class B Members, pro rata based on their relative Percentage Interests

•	Admission of New Members and Issuances of Additional Units and Classes of Units. Subject to any approvals required by the Board of Governors, the Managing Member may admit new members or issue additional Units to existing members, or create and issue classes of Units, on such terms as the Managing Member may determine. The admission and issuance of additional Class A Units shall result only in the dilution of the Class A Members, and the admission and issuance of additional Class B Units shall result only in the dilution of the Class B Members. Subject to the approval of the vote of two-thirds of the Units held by all Members (including Class A Members and Class B Members), the Managing Member may create and issue additional classes of Units that result in the dilution of all Members, and amend CRL’s Operating Agreement to provide any preferences and rights provided to such new Class of Units.

•	Transfer Restrictions. Except for certain permitted transfers, no Member may transfer their Units without the prior written approval of the Managing Member. Notwithstanding the foregoing, and in addition to obtaining the approval of the Managing Member, no Class A Member may engage in a transfer or series of transfers of Class A Units which would result in a change of control of such Class A Member, without the approval of the Board of Governors by a majority vote. Any transferee of Units shall be deemed only the holder of an economic interest and shall not be admitted as a Member without the written consent of the Managing Member, which may withheld in the sole discretion of the Managing Member.

•	Option to Purchase on Specified Events. Upon the bankruptcy or assignment for the benefit of creditors of any Member, or upon the levy on any Units, the Company and then the Class B Members shall have the option to purchase such Units at a 25% discount to their fair market value.

•	Drag Along Obligations, Tag Along Right and Public Offering. If any Class B Member holding a majority of the outstanding Class B Units proposed to transfer a majority of the outstanding Class B Units, or the Company proposes to sell all or substantially all of its assets in a bona fide arm’s length transaction, they may require all of the other members to sell their Units on the same terms and conditions. If the Managing Member approves an event through which the Company becomes a publicly traded company, each Member agrees to vote for and raise no objections to such transaction. If a third party purchaser agrees to purchase a sufficient number of Units from Class B Members which result in a change of control of the Class B Units, each of the other members shall have the right to participate in such sale on the same terms and conditions.

•	Purchase Option. If we do not raise an aggregate of $2,500,000 by December 31, 2020, through this offering or other equity financings, CRL shall have the right to purchase all or a portion of our Class A Units, in exchange for $0.30 per Class A Unit.

•	Indemnification. CRL is obligated to indemnify and hold harmless, among others, its officers, the Managing Member and its affiliates and officers and the Team Governors from any liability, loss or damage incurred by them by reason of any act performed or omitted to be performed by them in connection with CRL’s business.

•	Rights and Fiduciary Duties. CRL’s Operating Agreement provides that it does not to create or impose any fiduciary duty on the Managing Member, its affiliates or their respective representatives (“Covered Persons”), and that CRL’s members waive any and all fiduciary duties that may be implied by applicable law. In addition, in making decisions on behalf of CRL, such Covered Persons are entitled to consider such interests and factors as such Covered Person desires, including their own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person.

CRL has granted us a royalty free exclusive, world-wide right to use our trademarks, tradenames, brands and logos, as well as a non-exclusive right to use the trademarks, tradenames, brands and logos of CRL in connection with the operation of our business.

CRL granted us a royalty free, non-exclusive right to use the technology platform on which The Crown League operates.

Until such time as we generate sufficient cash flow to pay all of our operating expenses, CRL intends to provide certain back office services, including, but not limited to, accounting and administrative services, and to pay our operating expenses, although CRL is not obligated to provide any services. We may enter into a Services Agreement with CRL to provide various services to us. We expect the Services Agreement to reflect terms on an arms’ length basis, with services most likely priced at CRL’s cost, plus a reasonable mark-up; however, there can be no assurance with respect to the terms of such Services Agreement until such agreement is negotiated and executed. See Risk Factors - We owe significant amounts to CRL, and if we fail to pay such amounts we may be required to transfer shares of our common stock to CRL which will dilute our stockholders, or return all or a portion of the membership interests we hold in CRL, which could reduce the value of your holdings.

SECURITIES BEING OFFERED

In this offering, we are offering to investors Common Stock.

Our authorized capital stock consists of 200,000 shares of common stock, $0.0001 par value per share. As of April 1, 2019, we had 1 share of common stock outstanding all held by CRL.

The rights of investors in Shares are governed by our Certificate of Incorporation, which are described below.

Certificate of Incorporation

Our Certificate of Incorporation may be amended by our Board of Directors and by the vote of the holders of a majority of the outstanding shares, to increase the number of authorized shares, and there is no limit on the number of shares that may be authorized and issued. The Board of Directors, with the approval of the holders of our common stock, by a majority vote, may also amend the Certificate of Incorporation to create one or more series of preferred stock that have rights, preferences and privileges senior to the rights, preferences and privileges of the common stock.

Dividends

The holders of our common stock will be entitled to receive pro rata dividends, if any, declared by our Board of Directors out of legally available funds.

Liquidation

Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Voting

The holders of our common stock are entitled to one vote per share, however, the holders of common stock issued in this offering shall grant a voting proxy to our President, that will limit investors’ ability to vote their common stock until the occurrence of events specified in the proxy, which include the company’s initial public offering, our acquisition by another entity or a liquidation event, none of which may never happen. See Risk Factors - Investors in our Shares will have to assign their voting rights.

Exclusive Jurisdiction

Pursuant to our Subscription Agreement, investors will be agreeing that the State of New Hampshire will be the sole and exclusive forum for, among other things, (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law; or (iv) any action, suit or counterclaim arising out of the Subscription Agreement. Therefore, investors may be compelled to travel to New Hampshire to prosecute or defend any claims involving us. This provision applies to actions brought under the Securities Act and the Exchange Act and may limit a shareholder’s ability to bring a claim in a forum that it finds favorable for disputes with the company and its directors, officers and other employees and may discourage lawsuits with respect to such claims.

CHICAGO HOGMOLLIES, INC.

FINANCIAL STATEMENT

AS OF

FEBRUARY 21, 2019

CHICAGO HOGMOLLIES, INC.

F-1

Independent Auditors’ Report

The Board of Directors and Stockholder

Chicago Hogmollies, Inc.

Report on the Financial Statement

We have audited the accompanying balance sheet of Chicago Hogmollies, Inc. (the “Company”) as of February 21, 2019, and the related notes to the balance sheet (financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statement referred to above presents fairly, in all material respects, the financial position of Chicago Hogmollies, Inc. as of February 21, 2019, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the balance sheet, certain conditions including recent commencement of operations and lack of operating capital raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ dbbmckennon

Newport Beach, CA

March 5, 2019

F-2

CHICAGO HOGMOLLIES, INC.

BALANCE SHEET

February 21,
2019
Assets

Total assets	$-

Liabilities and Stockholder’s Equity
Total liabilities	$-

Commitments and contingencies

Stockholder's equity
Common stock, par value $0.0001; 200,000 shares authorized; one issued and outstanding, as of February 21, 2019	-
Retained earnings	-
Total stockholders' equity	-
Total liabilities and stockholders' equity	$-

See accompanying notes to the balance sheet.

F-3

CHICAGO HOGMOLLIES, INC.

NOTES TO THE BALANCE SHEET

NOTE 1 – NATURE OF OPERATIONS

Chicago Hogmollies, Inc. was formed on February 21, 2019 (“Inception”) in the State of Delaware.   The balance sheet, and related notes (collectively the “financial statement”) of Chicago Hogmollies, Inc. (which may be referred to as the "Company", "we," "us," or "our") is prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The Company’s headquarters are located in Park City, Utah.

The Company intends to compete in The Crown League fantasy football league (the “League”) being developed by The Crown League, LLC (“Crown LLC”) and CrownThrown, Inc. (“CrownThrown”). The Company will be one of twelve teams in the League, each of which will serve as a general manager of a virtual professional football team comprised of real-world players from the National Football League. Our team’s performance in the League will be based on the actual performances of our players in the real-world competition. The League’s inaugural season is expected to be the 2019 NFL season.

The Company intends to generate revenue from local sponsorship, the sale of merchandise, and ticket sales to local events. The Company also expects to purchase an equity stake in Crown LLC, which intends to operate the League. Our participation in the League will be pursuant to an Operating Agreement with Crown LLC, and the operation of the League will be governed by League Constitution that will affect how we and the other 11 teams compete in the League.

Management Plans

We have only recently commenced operations and will rely heavily on Crown LLC and CrownThrown to provide resources and capital for our operations. These matters raise substantial doubt about the Company's ability to continue as a going concern.  During the next twelve months, the Company expects its operations to be carried on primarily by Crown LLC and CrownThrown through operating capital and services rendered. We also intend to raise proceeds from the sale of our common stock in order to pay for operational expenses. There are no assurances that management will be able to raise capital in sufficient amounts or on terms acceptable to the Company, and there are no assurances that Crown LLC and CrownThrown will have sufficient resources for our operations.  If we are unable to obtain sufficient amounts of capital or resources, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The balance sheet does not include any adjustments that might result from these uncertainties.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”).

Use of Estimates

The preparation of balance sheet in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

F-4

CHICAGO HOGMOLLIES, INC.

NOTES TO THE BALANCE SHEET

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of Inception.

Risks and Uncertainties

The Company has no operating history and has not generated revenue from intended operations. The League has not yet been developed, and the Company is dependent on Crown LLC and CrownThrown to establish and launch the League. In addition, the Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include: changes to fantasy, franchise, or gambling laws; disruptions in the National Football League (e.g., strikes), on whose players we relay for our fantasy league; and technological developments that negatively impact our business. These adverse conditions could affect the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company expects to recognize revenues from sponsorship, merchandise, and event ticket sales transactions. We will recognize revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration we expect to be entitled to receive in exchange for those products or services. We will apply the following five-step revenue recognition model:

• Identification of the contract, or contracts, with a customer

• Identification of the performance obligations in the contract

• Determination of the transaction price

• Allocation of the transaction price to the performance obligations in the contract

• Recognition of revenue when (or as) we satisfy the performance obligation

Income Taxes

The Company applies ASC 740 Income Taxes (“ASC 740”).  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. The Company is subject to U.S. Federal, state and local income tax examinations by tax authorities for all period since Inception.

F-5

CHICAGO HOGMOLLIES, INC.

NOTES TO THE BALANCE SHEET

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions.  A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

Concentration of Credit Risk

The Company intends to maintain its cash with a major financial institution located in the United States of America, which it believes to be credit worthy.  The Federal Deposit Insurance Corporation insures balances up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standards Updates (“ASUs”) to amend the authoritative literature in ASC. There have been a number of ASUs to date, that amend the original text of ASC. Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our balance sheet.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with any, and does not know of any pending or threatened, litigation against the Company or its shareholder.

NOTE 4 – STOCKHOLDER’S EQUITY

Common Stock

We have authorized the issuance of 200,000 shares of our common stock with par value of $0.0001. Upon Inception, we issued our sole shareholder one share of common stock.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events that occurred after February 21, 2019 through March 5, 2019. There have been no other events or transactions during this time that would have a material effect on the balance sheet.

F-6

Part III

EXHIBITS

1.0	Form of Amended and Restated Solicitation Agreement with North Capital Private Securities Corporation (1)

2.1	Certificate of Incorporation (2)

2.2	Bylaws (3)

4.1	Form of Subscription Agreement (4)

6.1	Form of Operating Agreement for The Crown League, LLC (5)

6.2	Form of The Crown League Constitution (subject to revision) (6)

6.3	Form of Share Acquisition Loan (7)

8.1	Form of Escrow Agreement (8)

11.1	Consent of dbbmckennon (9)

12.1	Opinion of CrowdCheck Law, LLP (10)

13.1	Test the Waters materials (11)

(1)	Filed herewith.
(2)	Filed as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A and incorporated herein by reference.
(3)	Filed as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A and incorporated herein by reference.
(4)	Filed herewith.
(5)	Filed herewith.
(6)	Filed herewith.
(7)	Filed herewith.
(8)	Filed as an exhibit to the Company’s Regulation A Offering Statement on Form 1-A and incorporated herein by reference.
(9)	Filed herewith.
(10)	Filed herewith.
(11)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Park City, State of Utah, on April 19, 2019.

CHICAGO HOGMOLLIES, INC.

By	/s/ Steven Glassman

	Title:	President and Director

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Steven Glassman

Steven Glassman
President, Chief Financial Officer, Chief Accounting Officer and Sole Director
Date: April 19, 2019

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